As filed with the Securities and Exchange Commission on November 3, 2011 Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ADELMAN ENTERPRISES INC.
(Exact name of registrant as specified in its charter) Delaware

State or other jurisdiction of incorporation or organization: Delaware
Primary Standard Industrial Classification Code Number: 4833
I.R.S. Employer Identification Number: 20-5572680

798 Moorpark Avenue
Moorpark, California 93021
818-436-0410
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Charles N. Adelman
Chief Executive Officer
798 Moorpark Avenue
Moorpark, California 93021
818-436-0410 x 115
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copy to
Wallace A. Glausi, Esq.
Ater Wynne LLP
1331 NW Lovejoy Street, Suite 900
Portland, Oregon 97209
(503) 226-1191

Approximate Date of Commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,” “accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filed ☐
Non-accelerated filed ☐	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS    Subject to Completion, Dated ______ , 2011

ADELMAN ENTERPRISES INC.

Minimum of 800,000  units and a maximum of 1,200,000 units consisting of one share of common stock and warrants to purchase two shares of common stock exercisable at 50% of offering price, and one warrant to purchase one share of common stock exercisable at 110% of the offering price; unit price at $2.50 per Unit.

This prospectus relates to the offer and sale of a minimum of 800,000 and up to a maximum of 1,200,000 units, consisting of one share of common stock, $0.0001 par value, of Adelman Enterprises, Inc., a Delaware corporation (the “Company”) and a two warrants to purchase two shares of common stock exercisable at 50% of the offering price, and one warrant to purchase one share of common stock exercisable at 110% of the offering price, with a three year exercise date from the date of the initial securities offering (the “Units”).  All costs incurred in the registration of these Shares are being borne by the Company.

A minimum of 800,000 Units must be sold by the Company before the offering can be closed. The Company may have additional closings thereafter from time to time during the offering period. The maximum number of Units that can be sold pursuant to the terms of this offering is 1,200,000.  All funds received before the initial closing of the offering will be held in escrow pursuant to an escrow agreement with Rabobank.  If the minimum offering amount is not met by the date of termination of the offering, all funds, with interest thereon and with no risk of loss, will be promptly returned to the subscribers. The minimum purchase amount is 500 Units.

The offering will terminate on May 1, 2012, unless earlier fully subscribed or terminated by the Company. The Company intends to maintain the currency and accuracy of this prospectus and to sell the Units for a period of up to 180 days, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

Prior to this offering, there has been no public market for the Company’s common stock.  The Company’s common stock is not listed on any national securities exchange.  No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained.  The offering price for the Units has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.

The Company has no current arrangements nor has entered into any agreement with any underwriters, broker-dealer or selling agents for the sale of the Units.

	Assumed Price to Public	Placement Agent Discount (1)		Proceeds to the Company
Per Unit	$2.50 per Unit	$	N/A	$2.50 per Unit

Total Minimum 800,000 Units	$2,000,000		$—	$2,000,000
Total Maximum Offering, 1,200,000 Units	$3,000,000		$—	$3,000,000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 10.

Adelman Enterprises Inc.
798 Moorpark Avenue
Moorpark, California 93021
818-436-0410
www.adelmanenterprises.com

TABLE OF CONTENTS
[Update]

Prospectus Summary	2
Risk Factors	5
Forward Looking Statements	11
Use of Proceeds	12
Dividend Policy	13
Capitalization	13
Dilution	14
Management's Discussion and Analysis of Financial Condition and Results of Operations	16
Changes In and Disagreements With Auditors on Accounting and Financial Disclosure	22
The Business	22
Business Plan	23
Industry	24
Competition	24
Market Strategy	24
Trends	25
Projections	25
Operating & Production Budget	26
Intellectual Property	28
Management	29
Compensation Discussion and Analysis	34
Executive Compensation	35
Security Ownership of Certain Beneficial Owners and Management	35
Certain Relationships and Related Transactions	36
Beneficial Ownership	36
Shares Eligible for Future Sales	37
Description of Securities	38
Determination of Offering Price	42
Legal Matters	43
Experts	43
Indemnification	43
Financial Statement	F-1

Part II

Other Expenses of Issuance and Distribution	44
Indemnification of directors and Officers	44
Recent Sales of Unregistered Securities	44
Exhibits	44
Undertakings	47
Signatures	48

Until _______________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the Units being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

History and Development of the Company

Adelman Enterprises, Inc. (the “Company”) was incorporated in Delaware in March 2006 as Hightower Acquisition Corporation, a Delaware corporation (“Hightower”).  In April 2010, in connection with a change of control of Hightower, the Company changed its name to Adelman Enterprises, Inc.  It also changed majority shareholder control and elected new officers and directors.

The Company is a development stage company intended to create a diversified global media and technology company.  The Company is developing a 24/7 global social community and broadcast television network focusing on the themes of health, wellness, positivity and philanthropy, while fully integrating an interactive online social interface. At the core of this network is an immersive social community that unites advertisers, consumers and non-profits around the world.

Market Opportunity

Anthus, LLC, a Delaware limited liability company (“Anthus”), is a sole subsidiary of the Company.  Anthus was acquired by the Company in April 2011.  Anthus is a development-stage company incorporated in Delaware in June 2009, and was formerly owned by Charles Adelman, president of Anthus and President/CEO of the Company.  Anthus is developing the Anthus Channel, a 24/7 global social community and broadcast television network focused on health, wellness, positivity and philanthropy.  An important feature of the network will be an advanced online social networking system that will create a bridge for advertisers to connect directly to their target audience, providing a link between broadcast, mobile and web.

The business plan for Anthus has been developed as have the budgets and programming outlines.  The initial revenues for Anthus are being generated through advertising and partnerships on their flagship social community site. Once the full broadcast channel is launched, revenues will be generated through advertising, international syndication and intelligent product placement.  The Company believes that the Anthus Channel will offer brands and consumers a unique opportunity through its anticipated global reach, content, and social networking components.  The Anthus Channel will be shown on three platforms simultaneously, providing viewers with three different means to view a program: tuning in on television, visiting www.anthus.com, or mobile devices.  This reach across interwoven terrestrial, online, mobile devices and social networking platforms will enable advertisers to sell their products and services throughout the world across multiple platforms in real time. With major advances in technology and content distribution, Anthus can expand well beyond a typical broadcast network by utilizing alternative distribution platforms like gaming consoles, which have over 75 million consoles just in North America alone. This allows for a much wider distribution reach without the cost of that a typical broadcast network would incur.

The Company has developed a model for advertising that it believes will make Anthus profitable by recognizing the desire of advertisers to reach all of these platforms simultaneously, as well as target a growing audience in the health, wellness and positivity markets.  Presently, the cost of an ad shown on a television is separated from the opportunity to reach that audience online.  Anthus will provide, all at the same cost, advertising in traditional broadcast, online, and mobile platforms. The Company and Anthus have had discussions with a technology company to jointly develop and deploy an advanced radio frequency motion capture system that would enable Anthus, and its advertisers, to not only track products in real-time, but be able to replace products virtually based on demographic or psychographic data.  Since this technology is still in its research and development stage, Anthus would be the trial party, and would be required to test the initial systems on Anthus shows and through the immersive social community, and there is no guarantee that the technology or the applications would work, or would perform as needed, and no guarantee that Anthus could deploy such technology or applications cost effectively.

Further, the Company anticipates that Anthus will tap into the growing desire for companies to show their concern with social consciousness.  Advertisers are recognizing that they can engage in “cause marketing,” which links a product with a social cause, charity, or philanthropy.  Anthus will provide a ready-made platform to highlight companies looking to showcase their social consciousness.

The Company believes that it is strategically positioned to benefit from the intersection of three key business forces: globalization, which has resulted in a newfound awareness of interdependence and connectedness both on and off-line; technology, in the form of social networking across real-time location-based mobile platforms; and the rise of a collective social consciousness that is compelling companies and consumers to play a more purposeful role in the restoration of both the global community and the lives of others.

The content for the Anthus Channel will be owned and produced in-house by Anthus, LLC.  The Company anticipates that the Anthus Channel will begin with ten shows that will be produced with current content contributors and advertising partners like Dole Foods. As revenues increase, production will ramp up to  40 original television shows that will be created in-house in order to control costs and maintain integrity of programming.  By owning its content, Anthus will be able to add value to advertisers by placing them seamlessly into the content of the shows.  Anthus is currently working with both advertisers and advertising agencies throughout the world to license both the advertising space throughout the social community and the traditional commercial advertisements.  The Company anticipates that Anthus will create a marketable long-term asset in the form of this online social interactive content and television program content that can be resold and syndicated to other platforms and channels in the future as a supplemental revenue stream.

Anthus currently uses independently contracted production crews to shoot content for both AnthusSocial (www.anthus.com) as well as for content partners.  The Company has already launched AnthusSocial, the online community where the initial programming can be distributed and monetized. Outlines and budgets have been created for all currently anticipated programs, creating a timeline that produces the more cost effective programming to start.  The anticipated schedule of the programs has been completed, and the broadcast of the channel on satellite, cable, and broadband will be negotiated once distributors have viewed the programs and committed to broadcast them.

With the changing landscape of distribution within the broadcast industry, Anthus is in a position to begin broadcasting well before it has secured a standard broadcast carriage deal with one of the major providers. Multiple gaming platforms, as well as online television distribution will be available prior to the network launch. In order for the channel to be distributed on the major broadcast platforms, the Company must negotiate a carriage agreement with traditional television cable and satellite providers.  Several broadcast channels have had public disputes with major carriers because they have wanted cable carriers to pay a licensing fee to the channel in order to carry their programming.  In light of these challenges, Anthus has developed a plan to avoid such disputes and ensure quick carriage deals, by budgeting a certain portion of the revenue of the network to pay to be shown on the cable providers.  This ensures that if for some reason a cable provider will not pay Anthus a licensing fee to be in its lineup, Anthus can pay the provider to ensure a good channel placement.

On May 2, 2010, Anthus and RRsat Global Communications Network Ltd. (“RRsat”) executed an agreement appointing RRsat to act as its exclusive agent for the coordination, arrangement and facilitation of the distribution of the Anthus Channel and/or its programming by distributors operating throughout the world except for North America.  “Distributor” is defined as the owner and/or operator of one or more cable television networks, satellite platforms, IPTV or broadband services, Mobile TV, streaming services or any other services utilizing any known or future technologies for the distribution of television or video programming.  Pursuant to the agreement, RRsat will perform the following services:

(i)	Identify distributors that may distribute the Anthus Channel and/or its programming;

(ii)	Promote the Anthus Channel and/or its programming to selected distributors with the goal of enticing them to carry the Anthus Channel;

(iii)	Arrange meetings between the Anthus Channel representatives and distributors;

(iv)	Assist in the negotiations between the Anthus Channel and the distributors;

(v)	Act as point of contact with the distributors; and

(vi)	Collect subscriber reports of total numbers of subscribers from the distributors with which the Channel has entered into agreements.

RRsat is entitled to a commission at a rate of 20% of all international revenues received by Anthus from any Distributor in the territory, defined as anywhere outside of the United States, for the distribution of the Anthus Channel and any individual Anthus Channel shows sold by RRsat to a Distributor.

The Company believes that Anthus provides the same motivating factors for investors and shareholders as it does for corporate brands and viewers:  the ability to do well by doing good, to connect and grow through networks, to operate profitably and meaningfully - not only because it is admirable, but because it is smart business.

Risks and Uncertainties Facing The Company

As a development stage company, the Company has limited operating history and has experienced losses since its inception.  The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern.  That is, the Company needs to create a source of revenue or locate additional financing in order to continue its developmental plans.

That and other risk factors are discussed in the “Risk Factors” section of this prospectus, which begins on page 5.

Trading Market

Currently, there is no trading market for the securities of the Company.  The Company intends to initially apply for admission to listing of its securities on the OTC Bulletin Board as soon as possible, which may be while this offering is still in process.  If it fails to meet the qualifications for listing, the Company will apply for quotation of its securities on the Pink Sheets.  There can be no assurance that the Company will qualify for listing of its securities.  See “Risk Factors” and “Description of Securities” for additional information.

The Offering

A minimum of 800,000 Units must be sold by the Company before the offering can close.  The Company may have additional closings thereafter from time to time during the offering period.  The maximum number of Units that can be sold pursuant to the terms of this offering is 1,200,000.  The offering will terminate 180 days from the date of this prospectus unless earlier fully subscribed or terminated by the Company.

Common stock outstanding before the offering:	15,665,100
Percentage owned by affiliated persons before the offering:	92.3% (1)
Maximum number of Units offered by the Company:	1,200,000 Units
Common stock outstanding after the offering if maximum number sold:	20,815,100 (2)
Percentage owned by affiliated persons if all shares sold:	71% (3)
Offering price:	$2.50 per Unit
Proceeds to the Company:	$9,303,500 (2)

(1) Based upon 11.2 million shares owned by Charles Adelman, 1.7 million shares owned by Douglas Ridley, 1.2 million shares owned by Daniel Kass, 100,000 shares owned by Keith Walley, 52,400 shares owned by Robert Denton and 200,000 shares owned by Craig Shoemaker.  Total of 14,452,400 shares owned by affiliated persons.
(2) Assumes the sale of the maximum number of Units and the exercise of all warrants included in the Units, and the exercise of existing warrants by affiliated parties.
(3) The Company will also attempt to locate broker dealers or selling agents to participate in the sale of the Units.  In such cases, the Company will pay customary selling commissions and expenses of such sales which would reduce the proceeds to the Company.

All funds received before the initial closing of the offering will be held in a non interest bearing escrow pursuant to an escrow agreement with Rabobank, an independent third party.  If the minimum offering amount is not met, all funds will be promptly returned to the investors. Funds received after the initial closing will be immediately available to the Company.  Once the initial minimum offering amount is met and the initial closing occurs, then there is no fixed amount or number of Units that must be reached or sold before the next closing can occur.

RISK FACTORS

A purchase of any Units is an investment in the Company’s common stock and involves a high degree of risk.  Investors should consider carefully the following information about these risks, together with the other information contained in this prospectus, before the purchase of the Units.  If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer.  In this case, the market price of the common stock could decline, and investors may lose all or part of the money they paid to buy the Units.

The Company has only a limited history upon which an evaluation of its prospects and future performance can be made.  The Company’s proposed operations are subject to all business risks associated with new enterprises.  The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base.

There is a possibility that the Company could sustain losses in the future.  There can be no assurances that the Company will even operate profitably.

Company Risks

The Company has included language in its December 31, 2011 financial statements regarding its ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Since the December 31, 2010 financial statement, the Company sustained a net loss of $203,382 for the 6 months ended June 30, 2011. The Company's current financial resources are not considered adequate to fund its planned operations.  These conditions raise substantial doubt about its ability to continue as a going concern.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continuation as a going concern currently is dependent upon timely procuring significant external debt and/or equity financing to fund its immediate and near-term operations, and subsequently realizing operating cash flows from implementation of its business ventures, the Anthus Channel and the motion capture technology.

The Company anticipates it will continue to incur losses until it is able to establish significant levels of revenue while controlling its expenses.  The Company cannot provide assurance that it can achieve or sustain profitability on a quarterly or annual basis in the future.  These factors raise doubt about the Company’s ability to continue as a going concern without additional equity financing or the ability to commence profitable operations.  The inability to obtain sufficient funds from operations or external sources would require the Company to curtail or cease operations.  Any additional equity financing may involve substantial dilution to then existing stockholders.

The Company is a development-stage company with limited operating history of its own and as such shareholders cannot assess the Company’s profitability or performance.

Because the Company is a development-stage company with limited operating history, it is impossible for a shareholder to assess the performance of the Company or to determine whether the Company will meet its projected business plan.  The Company has limited financial results upon which a shareholder may judge its potential.  As a Company emerging from the development-stage, it may in the future experience under-capitalization, shortages, setbacks and many of the problems, delays and expenses encountered by any early stage business.

If we are not profitable in the future, we may be unable to continue our operations.

We have incurred operating losses since inception.  If and when we achieve profitability depends upon a number of factors, including our ability to develop and market innovative product offerings and maintain sufficient funds to finance our activities.  If we are not profitable in the future, we may be unable to continue our operations.

Trend in consumer preferences and viewership may significantly impact on the development of the Anthus Channel.

The ability of the Company to market the Anthus Channel may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of customers, competitive pricing, debt service and principal reduction payments, and general economic conditions.  There is no assurance that the Company will be successful in marketing any of its products, or that the revenues from the sale of such products will be significant.  Consequently, the Company’s revenues may vary by quarter, and the Company’s operating results may experience fluctuations.

The Company may experience unanticipated obstacles to execution of the Company’s business plan.

The Company’s business plans may change significantly.  Many of the Company’s potential business endeavors are capital intensive and may be subject to statutory or regulatory requirements.  Future unforeseen events, including the inability to raise sufficient funds, may prevent the institution or completion of the Company's business plan and management of the Company may determine to make corrections to its business plan that take the Company in unanticipated directions.

We may fail to retain or attract the specialized technical and management personnel required to successfully operate our business.

Our success depends on the continued services of our executive officers and other key management, engineering, and sales and marketing personnel and on our ability to continue to attract, retain and motivate qualified personnel.  Competition for skilled engineers and management personnel is intense within our industry, and we may not be successful in hiring and retaining qualified individuals.  The loss of, or inability to hire, key personnel could limit our ability to develop new products and adapt existing products to our customers’ requirements, and may result in lost sales and a diversion of management resources.

Intense competition in our markets may result in large losses.

We compete with specialized and diversified entertainment companies.  Some of these include the Discovery Channel, The Oprah Winfrey Network (OWN), and Discovery Fit & Health.  In addition, start-up companies may seek to compete in our markets.  Many of our competitors have longer operating histories and greater resources to support development and marketing efforts than we do.  These competitors may be able to react more quickly and devote more resources to efforts that compete directly with our own.  Competition could harm our business, financial condition and results of operations.  We cannot assure you that we can compete successfully against current or potential competitors.

The Company has no assurances as to the protection of the Company’s proprietary rights and trade secrets.

In certain instances, the Company may rely on trade secrets to protect intellectual property and proprietary technology and processes which the Company has acquired, developed or may develop in the future.  There can be no assurances that secrecy obligations will be honored or that other parties will not independently develop similar or superior products or technology.  The protection of intellectual property and/or proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies in order to protect proprietary rights and for competitive reasons even where proprietary claims are unsubstantiated.  The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area.  The Company, in common with other firms, may also be subject to claims by other parties with regard to the use of intellectual property, technology information and data, which may be deemed proprietary to others.

Industry Risks

The industry for media content is fluid, and the Company’s media content offers may not find a market.
The market for media content is inherently subjective and affected by the whims of both the viewing public and corporate advertisers.  The consumer appetite for the content of the Anthus Channel may decrease in favor of other types of content.  Further, many factors out of the Company’s control affect the success of content in the media industry, and as such, the content produced by Anthus may never gain an audience.  Additionally, many factors affect the willingness of corporate advertisers to spend money on advertising on a network such as Anthus, resulting in a lack of adequate advertising supporting the content.

Investment Risks

The minimum amount of proceeds will not be sufficient to implement the Company’s business plan and it may be forced to raise additional capital or amend its business plan.

Gross offering proceeds will not be less than the minimum of $2,000,000 nor more than the maximum of $9,303,500, assuming the exercise of all existing and underlying warrants. Holders of units will have three years from the date of the offering to exercise warrants.  This means that with this offering, the Company will not have adequate funds to fully develop its business in the short term and may need additional financing or other capital investment to fully implement the Company’s business plans.  If such were the case, it may impact on the number of shares issued or the amount of debt owed by the Company, or on the per share value of an investor’s shares.

The Company is a development stage company and has a correspondingly small financial and accounting organization. Being a public company may strain the Company's resources, divert management’s attention and affect its ability to attract and retain qualified directors.

The Company is a development stage company with a small finance and accounting department that has been geared toward its operations as a small privately owned company; however, the rigorous demands of being a public reporting company will require a larger finance and accounting group.  As a public company, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934.  The requirements of this law and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs, and have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on the Company's personnel, systems and resources.

The Securities Exchange Act requires, among other things, that the Company maintain effective disclosure controls and procedures and internal control over financial reporting.  In order to establish the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required.  As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the Company's business, financial condition and results of operations.

These rules and regulations may also make it difficult and expensive for the Company to obtain director and officer liability insurance.  If the Company is unable to obtain adequate director and officer insurance, its ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

The exercise of warrants in the future would increase the number of shares of common stock eligible for resale in the public market and result in an increase in the number of outstanding shares of common stock. This might have an adverse effect on certain per share financial information, as well as the market price of the common stock.

To the extent warrants are exercised, additional shares of common stock will be issued, which will result in an increase of the total number of outstanding shares of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect certain financial information measured on a per share basis (including, but not limited to, earnings per share), which could in turn affect the market price of the common stock.

Unitholders may elect not to exercise warrants, thereby limiting the proceeds of this offering.

The Units consist of one share of common stock, two warrants to purchase shares of common stock of the Company at an exercise price of $1.25 per share, and one warrant to purchase one share of common stock of the Company at an exercise price of $2.75 per share with a three year exercise period for underlying warrants.  This means that in addition to the proceeds arising from the public offering of the Units, the Company could receive additional proceeds from the offering of the Units upon the exercise of the warrants.  However, unitholders are not obligated, and we are not currently depending on any exercise of the warrants. Accordingly, we will rely on pursuing alternative sources to obtain the entire amount of funding needed to fund our operations for the next 12 months.

We may need additional funding to continue operations in the next 12 months.

We may need funds in addition to the proceeds of this offering to continue our operations, and such additional funds may not be available when required at attractive prices or at all. If we are unable to obtain additional funds at reasonable rates or at all we will be required to curtail our operation plans to expand programming. Our Independent Public Accounting firm has indicated in their audit opinion, contained in our Financial Statements, that they have serious doubt about our ability to continue as a going concern.

To date, we have financed our operations through the sale of stock and certain borrowings, as well as through limited revenues. We expect to continue to depend upon outside financing to sustain our operations for at least the next 12 months. Our ability to arrange financing from third parties will depend upon our performance and market conditions. Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to go out of business. Should this occur, the value of any investment in our securities could be adversely affected, and an investor could lose a portion of or even lose their entire investment.

Although we have been able to fund our current working capital requirements, principally through debt and equity financing, there is no assurance that we will be able to do so in the future.

There is currently no public trading market for our common stock and we cannot assure you that an active public trading market for our common stock will develop or be sustained. Even if a market develops, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

There is currently no public trading market for our common stock and no such market may ever develop. While we intend to seek and obtain quotation of our common stock for trading on the OTC Bulletin Board (“OTCBB”), there is no assurance that our application will be approved. An application for quotation on the OTC Bulletin Board must be submitted by one or more market makers who agree to sponsor the security and who demonstrate compliance with SEC Rule 15(c)2-11 before initiating a quote in a security on the OTC Bulletin Board. In order for a security to be eligible for quotation by a market maker on the OTC Bulletin Board, the security must be registered with the SEC and the company must be current in its required filings with the SEC. There are no listing requirements for the OTC Bulletin Board and accordingly no financial or minimum bid price requirements. We intend to cause a market maker to submit an application for quotation to the OTC Bulletin Board.

Even if our application for quotation is approved, the number of institutions or persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and may be reluctant to follow a relatively unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, assuming that our common stock is accepted for quotation, there may be periods of several days or more when trading activity in our shares is minimal or non existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure you that an active public trading market for our common stock will develop or be sustained.

If our common stock is accepted for quotation on the OTC Bulletin Board it may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

 If our common stock is accepted for quotation on the OTC Bulletin Board, it may be thinly traded on the OTC Bulletin Board, meaning there has been a low volume of buyers and sellers of the shares. Through this registration statement, we are going public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we will be required to undertake efforts to develop market recognition for us and support for our shares of common stock in the public market. The price and volume for our common stock that will develop cannot be assured. The number of institutions or persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price

We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. In addition to trading on the OTC Bulletin Board, our ultimate intention is to apply for trading on the Nasdaq Capital Market at such time that we meet the requirements for listing on those exchanges. We currently do not meet the objective listing criteria for listing on those exchanges and there can be no assurance as to when we will qualify for either of these exchanges or that we will ever qualify for these exchanges.

If our common stock is accepted for quotation and begins trading on the OTC Bulletin Board, the trading volume we develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTC Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending OTC Bulletin Board stocks because they are considered speculative, volatile and thinly traded.

The OTC Bulletin Board is a quotation system, not an issuer listing service, market or exchange. Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities. Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed. In addition, quote information, or even firm quotes, may not be available. The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price. Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.

Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities. All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board. Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately. Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board. Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

Shares eligible for future sale may adversely affect the market.
From time to time, certain of our shareholders may be eligible to sell all or some of their shares of common stock pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144 as in effect as of the date of this prospectus, a shareholder (or shareholders whose shares are aggregated) who has satisfied the applicable holding period and is not deemed to have been one of our affiliates at the time of sale, or at any time during the three months preceding a sale, may sell their shares of common stock. Any substantial sale, or cumulative sales, of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

We may expect volatility in the price of our common stock, which may subject us to securities litigation.

If established, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

The Company’s founder beneficially owns and will continue to own a majority of the Company’s common stock and, as a result, can exercise control over shareholder and corporate actions.

Charles Adelman, the founder and president of the Company, is currently the beneficial owner of a majority of the company stock and upon the maximum shares sold, and exercise of all underlying warrants under this offering, will still own 53.8% of the Company’s outstanding common stock.  If at any time Mr. Adelman’s voting control dips below 50%, an agreement is in place with fellow director Douglas Ridley that he will grant to Mr. Adelman the voting rights for his 1.7 million shares.  As such, Mr. Adelman will be able to control most matters requiring approval by shareholders, including the election of directors and approval of significant corporate transactions.  This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent shareholders from realizing a premium over the market price for their Shares of common stock.

The Company does not intend to pay dividends to its stockholders, so shareholders will not receive any return on investment in the Company prior to selling their interest in it.

The Company does not project paying dividends but anticipates that it will retain future earnings for funding the Company’s growth and development.  Therefore, shareholders should not expect the Company to pay dividends in the foreseeable future.  As a result, shareholders will not receive any return on their investment prior to selling their shares in the Company, if and when a market for such shares develops.  Furthermore, even if a market for the Company’s securities does develop, there is no guarantee that the market price for the shares would be equal to or more than the initial per share investment price paid by any shareholder.  There is a possibility that the shares could lose all or a significant portion of their value from the initial price paid.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

If the shares commence trading, the trading price of the Company's common stock may be below $2.50 per share.  If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended.  These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $2.50 per share, subject to certain exceptions.  Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions).  For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale.  The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock which could impact the liquidity of the Company’s common stock.

The Company has 20,000,000 authorized shares of undesignated preferred stock which, if issued, may impact the rights and seniorities of the common stock.

The Company has 20,000,000 authorized shares of undesignated preferred stock. Pursuant to its certificate of incorporation and by-laws, such stock may be designated and issued from time to time by the board of directors.  The Company has not designated nor issued any preferred stock nor any other senior security and does not currently anticipate issuing such preferred stock or any other senior security, but circumstances may arise at which time it would be in its best interests to issue such stock.  The Company's certificate of incorporation empowers the board of directors to designate such stock a series, or series, of shares and to fix the powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof including such items as the dividend rates, relative rights of priority, if any, of payment of dividends on shares of that series; terms and conditions of conversions, if any; redemption rights, if any; and the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company.  Any or all of such designations may place such preferred stock ahead of the outstanding common stock for dividends, liquidations or other preferences.  In addition, any convertibility of preferred stock may dilute the value of the outstanding common shares depending upon the terms of such convertibility.  The Company's board of directors has not designated any preferred stock but the availability to it to so designate the stock may negatively impact on the status of the outstanding common stock.

FORWARD LOOKING STATEMENTS

This prospectus, including, but not limited to, the sections titled "Prospectus Summary," "Risk Factors," "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements. Forward-looking statements convey the Company’s current expectations or forecasts of future events.  All statements contained in this prospectus, other than statements of historical fact, are forward-looking statements. Forward-looking statements include statements regarding the Company’s future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations.  The words "may," "continue," "estimate," "intend," "plan," "will," "believe," "expect," "seek," "anticipate" and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  These forward-looking statements include, among other things, statements about:

(i)	The progress, timing and amount of expenses associated with the Company’s research and development activities;

(ii)	The Company’s ability to successfully implement our business plan;

(iii)	The Company’s business strategy;

(iv)	The Company’s market position;

(v)	The Company’s projected operating results;

(vi)	The Company’s ability to adapt to rapidly changing technology and evolving industry standards, and the Company’s ability to introduce new products and services;

(vii)	The Company’s ability to compete with other companies that are or may be developing or marketing technologies that are competitive with the Company’s technologies;

(viii)	The Company’s ability to attract and motivate key personnel; and

(ix)	Other factors discussed elsewhere in this prospectus.

Any or all of the Company’s forward-looking statements in this prospectus may turn out to be inaccurate.  The Company has based these forward-looking statements largely on the Company’s current expectations and projections about future events and financial trends that the Company believes may affect the Company’s financial condition, results of operations, business strategy and financial needs.  They may be affected by inaccurate assumptions the Company might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in "Risk Factors."  In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur as contemplated and actual results could differ materially from those anticipated or implied by the forward-looking statements.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.  Investors should, however, review the factors and risks the Company describes in the reports the Company will file from time to time with the SEC after the date of this prospectus. See "Where You Can Find Additional Information."

This prospectus also contains estimates and other information concerning the Company’s industry, including market size and growth rates, which the Company obtained from industry publications, surveys and forecasts.  Unless the Company otherwise specify, industry and market data is given on a calendar year basis and is current as of December 31, 2010.  This information involves a number of assumptions and limitations, and investors are cautioned not to give undue weight to these estimates.  Although the Company believes the information in these industry publications, surveys and forecasts is reliable, the Company has not independently verified the accuracy or completeness of the information.  The industry in which the Company operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled "Risk Factors."
USE OF PROCEEDS

The Company will receive proceeds from the sale of the Units assuming the minimum offering of 800,000 Units is concluded.  The Company does not know how many Units may be sold and therefore the Company does not know the aggregate amount of proceeds the Company may receive from sales.  The Company anticipates that it will use the proceeds from the sale of any of the Units as listed below.  If less than the maximum number of Units offered is sold and less than the maximum proceeds are received, the Company anticipates that the use of proceeds listed below will be proportionately reduced where possible.   In making decisions as to how to proportionately reduce the amounts listed below, the Company intends to prioritize the use of proceeds in the following manner.

The figures represent estimates only.

	Maximum Units Sold (1,200,000)		Minimum Units Sold (800,000)
Category	Proceeds	Percentage of Total	Proceeds	Percentage of Total
Proceeds	$3,000,000	100.00%	$2,000,000	100%
Offering Expenses (1)	$50,000	1.67%	$50,000	2.50%
Brokerage Commissions 10% (2)	$300,000	10.00%	$200,000	10.00%
Administration	$800,000	26.67%	$600,000	30.00%
Broadcast and Content	$850,000	28.32%	$520,000	26.00%
Marketing	$200,000	6.67%	$80,000	4.00%
R&D	$500,000	16.67%	$350,000	17.50%
Working Capital	$300,000	10.00%	$200,000	10.00%
(1)	Includes estimated prospectus preparation, filing, printing, legal, accounting and other fees and expenses related to the offering.
(2)	If an underwriter or broker/dealer is used to sell these securities, then the commissions may be as high as 10%.

Use of Proceeds

The Company is planning for the Anthus Channel to launch up to 40 original television shows on a new social media and broadcast television network.  The shows will be created in-house by production teams in order to control costs and maintain the integrity of the programming.  The television shows will consist of both scripted and unscripted programming.    Funds will be used to (i) develop shows, and (ii) continue building the online social community.

In addition, the Company may invest a portion of the proceeds of this offering in Menache Adelman LLC with respect to radio frequency motion capture technology, to the extent that Menache Adelman LLC has not been dissolved or that the patents have not been reassigned to Alberto Menache.  As part of the R&D budget, a portion of the funds may be used by Menache Adelman LLC in its next phase of development including (i) miniaturization of the radio frequency tags and sensors and (ii) development of manufacturing systems in order to deploy the systems to licensees.  This means that a portion of the proceeds of this offering could be used as the funds to create the “field systems” that will be deployed to film sets, video game studios, and other clients of the Company to use the technology on their projects, to the extent the Company is able to obtain some rights in the technology through the Company’s ownership in Menache Adelman LLC, which is not assured as of the date of this offering.

The Company may require additional funds to accomplish the purposes for which the proceeds described above are obtained.  Circumstances may require that the Company obtain additional funds to accomplish its business plan.  Obtaining those additional funds may adversely affect investors purchasing Units in this offering.  The Company may use a portion of its working capital repay certain existing obligations.

The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. The amount and timing of actual expenditures may vary significantly depending upon a number of factors, such as the progress of our product development efforts, regulatory requirements, commercialization efforts, the amount of cash used by operations and progress in reimbursement. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.

Pending their use, we intend to invest the net proceeds of this offering in a variety of capital-preservation investments, including short- and intermediate-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of the business.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2011 on a historical basis, and on a pro forma basis, adjusted to reflect this offering of a Unit at an initial offering price of $2.50 per Unit and the exercise of all underlying warrants included, and our application of the net proceeds from this offering as described under “Use of Proceeds.”

The information below is not necessarily indicative of our future cash and cash equivalents and capitalization. This table is derived from and is qualified in its entirety by reference to, our historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited pro forma condensed financial statements and notes to our unaudited pro forma condensed financial statements and our combined financial statements and notes to our combined financial statements included elsewhere in this prospectus.

	June 30, 2011
	Actual	Pro Forma Minimum	Pro Forma Maximum
		(unaudited)

Cash and cash equivalents	$97	$6,153,597	$9,253,597

Debt:
Due To Related Party	$141,002	$141,002	$141,002

Total Debt	$141,002	$141,002	$141,002

Equity:
Common stock, par value $0.0001 per share (100,000,000 authorized; 15,665,100 issued and outstanding) and additional paid-in capital	$194,901	$6,203,500	$9,303,500

Deficit Accumulated During Development Stage	(420,411)	(420,411)	(420,411)

Total equity	(225,510)	5,783,089	8,883,089

Total capitalization	$(84,508)	$5,924,091	$9,024,091

DILUTION

Purchasers of the Units will experience immediate dilution in the value of their shares of common stock.  Purchasers in this offering will pay $2.50 per Unit, but, immediately after purchase, the value of those Units will be reduced.  Dilution represents the difference between the initial public offering price per share paid by purchasers and the net tangible book value per share immediately after completion of the offering, assuming the exercise of all warrants.

Prior to the offering the Company had a net tangible book value of -$235,750 or -$0.02 per share with 15,665,100 shares of common stock outstanding.  Net tangible book value per share is the net tangible assets of the Company (total assets less total liabilities less intangible assets), divided by the number of shares of common stock outstanding.

If the Company sells the maximum of 1,200,000 Units at $2.50 per Unit and all existing and underlying warrants are exercised, this would result in an adjusted net tangible book value of $9,017,750 with 20,815,100 shares of common stock outstanding or $0.43 per share.  If the Company sells only 800,000 Units at $2.50 per Unit and all associated warrants are exercised, this would result in an adjusted net tangible book value of $5,917,750 with 19,215,100 shares of common stock outstanding or $0.31 per share.

The increase in the Company’s net tangible book value per share attributable to cash payments by the public purchasers if the Company sells 1,200,000 Units is $0.45.   The increase in the Company’s net tangible book value per share attributable to cash payments by the public purchasers if the Company sells 800,000 Units is $0.33.

The amount of the immediate dilution from the public offering price which will be absorbed by the public purchasers if the Company sells 1,200,000 Units is $2.07.  The amount of the immediate dilution from the public offering price which will be absorbed by the public purchasers if the Company sells 800,000 Units is $2.19.

Dilution Table		Assuming Sale of Minimum Offering
	Prior To Offering	Minimum Offering	Warrants Exercised	Warrants Exercised	Existing Warrants Exercised	Commission & Costs	Post Offering Minimum
Tangible Book Value	$(235,750)	$2,000,000	$2,000,000	$2,200,000	$3,500	$(50,000)	$5,917,750
Shares Outstanding	15,665,100	800,000	1,600,000	800,000	350,000		19,215,100
Per Share Amount	$(0.02)	$2.50	$1.25	$2.75	$0.01		$0.31
Selling Price							$2.50
Dilution To New Investors							$2.19

Dilution Table		Assuming Sale of Maximum Offering
	Prior To Offering	Minimum Offering	Warrants Exercised	Warrants Exercised	Existing Warrants Exercised	Commission & Costs	Post Offering Maximum
Tangible Book Value	$(235,750)	$3,000,000	$3,000,000	$3,300,000	$3,500	$(50,000)	$9,017,750
Shares Outstanding	15,665,100	1,200,000	2,400,000	1,200,000	350,000		20,815,100
Per Share Amount	$(0.02)	$2.50	$1.25	$2.75	$0.01		$0.43
Selling Price							$2.50
Dilution To New Investors							$2.07

The following tables show, as of September 15, 2011, the number of shares of common stock purchased, the total consideration paid and the average price paid per share by existing shareholders and by new investors purchasing Units in this offering at an assumed initial public offering price of $2.50 and exercising the associated warrants at $1.25 for two shares, and $2.75 for a third share, before deducting the estimated discounts and commissions and estimated offering expenses payable by the Company.

Assuming Sale of Minimum Offering (800,000 Units) and Exercise of All Associated and Existing Warrants (resulting in $6,203,500 in gross proceeds)

	Shares Outstanding		Total Paid		Average
	Number	Percent	Amount	Percent	Price per Share
Existing Shareholders	15,665,100	81.5%	$504,747	7.5%	$0.03
New Investor Shares	800,000	4.2%	$2,000,000	29.8%	$2.50
New Investor Warrants ($1.25)	1,600,000	8.3%	$2,000,000	29.8%	$1.25
New Investor Warrants ($2.75)	800,000	4.2%	$2,200,000	32.8%	$2.75
Existing Warrant Holders	350,000	1.8%	$3,500	0.1%	$0.01
Total	19,215,100	100%	$6,708,247	100.0%	$0.35

Assuming Sale of Maximum Offering (1,200,000 Units) and Exercise of all Associated and Existing Warrants (resulting in $9,303,500  in gross proceeds)

	Shares Outstanding		Total Paid		Average
	Number	Percent	Amount	Percent	Price per Share
Existing Shareholders	15,665,100	75.3%	$504,747	5.1%	$0.03
New Investor Shares	1,200,000	5.8%	$3,000,000	30.6%	$2.50
New Investor Warrants ($1.25)	2,400,000	11.5%	$3,000,000	30.6%	$1.25
New Investor Warrants ($2.75)	1,200,000	5.8%	$3,300,000	33.6%	$2.75
Existing Warrant Holders	350,000	1.7%	$3,500	0.0%	$0.01
Total	20,815,100	100%	$9,808,247	100.0%	$0.47

Per share dilution

	Minimum	Maximum
Per Unit offering price	$2.50	$2.50
Pro forma net tangible book value per share at June 30, 2011	$(0.02)	$(0.02)
Increase in pro forma net tangible book value attributable to this offering	$0.33	$0.45
Pro forma as adjusted net tangible book value per share after this offering	$0.31	$0.43
Dilution per share to new investors	$2.19	$2.07

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read together with the Company’s consolidated financial statements and accompanying notes, which are included elsewhere in this prospectus.  In addition to historical information, this discussion includes forward-looking information that involves risks and assumptions which could cause actual results to differ materially from management’s expectations.  See “Risk Factors” and “Forward-Looking Statements”.

 Overview

The Company is a development stage company incorporated in Delaware in March 2006, originally named Hightower Acquisition Corporation, a Delaware corporation (“Hightower”).  Hightower was a reporting company with the Securities and Exchange Commission pursuant to the filing of its Form 10 but had no operations or revenues.  Pursuant to a change of control of the Company on April 27, 2010, the name of the company was changed to Adelman Enterprises, Inc. and Charles Adelman became the majority shareholder, Chief Executive Officer and a director of the Company.

On April 24, 2010, the Company executed a joint venture agreement with Menache LLC, a California limited liability company containing the governing provisions and intentions for creating a new Delaware limited liability company, Menache Adelman LLC.  On April 30, 2010, the Company executed an operating agreement for Menache Adelman LLC, conditioned on money being raised for Menache Adelman LLC, and patents being transferred Menache Adelman LLC.  The Company is a 40% owner of Menache Adelman. However, as of the date of this offering, the money required to procure and possess and commercialize the business and technology of Menache Adelman has not been raised, and there is no guarantee that such money will be raised.  Therefore, Menache Adelman may nave no assets and no value.

In April 2011, Mr. Adelman transferred his interest in Anthus, LLC to the Company, thereby making Anthus, LLC a wholly-owned subsidiary of the Company.

The Company is a development stage company intended to create a diversified global media and technology company.  The Company is developing a 24/7 social community and global broadcast television network focusing on the themes of health, wellness, positivity and philanthropy, while fully integrating online social networking and the technology into the programming of the network.

Anthus Channel

Anthus, LLC, a Delaware limited liability company (“Anthus”), is a sole subsidiary of the Company.  Anthus was acquired by the Company in April 2011.  Anthus is a development-stage company incorporated in Delaware in June 2009, and was formerly owned by Charles Adelman, president of Anthus and President/CEO of the Company.  Anthus is developing the Anthus Channel, a 24/7 global social community and broadcast television network focused on health, wellness, positivity and philanthropy.  An important feature of the network will be an advanced online social networking system that will create a bridge for advertisers to connect directly to their target audience, providing a link between broadcast, mobile and web.

The business plan for Anthus has been developed as have the budgets and programming outlines.  The initial revenues for Anthus are being generated through advertising and partnerships on their flagship social community site. Once the full broadcast channel is launched, revenues will be generated through advertising, international syndication and intelligent product placement.  The Company believes that the Anthus Channel will offer brands and consumers a unique opportunity through its anticipated global reach, content, and social networking components.  The Anthus Channel will be shown on three platforms simultaneously, providing viewers with three different means to view a program: tuning in on television, visiting www.anthus.com, or on their mobile devices.  This reach across interwoven terrestrial, online, mobile devices and social networking platforms will enable advertisers to sell their products and services throughout the world across multiple platforms in real time. With major advances in technology and content distribution, Anthus can expand well beyond a typical broadcast network by utilizing alternative distribution platforms like gaming consoles, which have over 75 million consoles just in North America alone. This allows for a much wider distribution reach without the costs that a typical broadcast network would incur.

The Company has developed a model for advertising that it believes will make Anthus profitable by recognizing the desire of advertisers to reach all of these platforms simultaneously, as well as target a growing audience in the health, wellness and positivity markets.  Presently, the cost of an ad shown on television is separated from the opportunity to reach that audience online.  Anthus will provide, all at approximately 10% the cost of comparable network advertising in traditional broadcast, online, and mobile platforms.

Further, the Company anticipates that Anthus will tap into the growing desire for companies to show their concern with social consciousness.  Advertisers are recognizing that they can engage in “cause marketing,” which links products with social causes, charities, and/or philanthropies.  Anthus will provide a ready-made platform to highlight companies looking to showcase their social consciousness.

The Company believes that it is strategically positioned to benefit from the intersection of three key business forces: globalization, which has resulted in a newfound awareness of interdependence and connectedness both on and off-line; technology, in the form of social networking across real-time location-based mobile platforms; and the rise of a collective social consciousness that is compelling companies and consumers to play a more purposeful role in the restoration of both the global community and the lives of others.

The content for the Anthus Channel will be owned and produced in-house by Anthus, LLC.  The Company anticipates that the Anthus Channel will begin with ten shows that will be produced with current content contributors and advertising partners like Dole Foods. As revenues increase, production will ramp up to  40 original television shows that will be created in-house in order to control costs and maintain integrity of programming.  By owning its content, Anthus will be able to add value to advertisers by placing them seamlessly into the content of the shows.  Anthus is currently working with both advertisers and advertising agencies throughout the world to license both the advertising space throughout the social community and the traditional commercial advertisements.  The Company anticipates that Anthus will create a marketable long-term asset in the form of this content and television program content that can be resold and syndicated to other platforms and channels in the future as a supplemental revenue stream.

Anthus currently uses independently contracted production crews to shoot content for both AnthusSocial (www.anthus.com) as well as for content partners.  The Company has already launched AnthusSocial, the online community where the initial programming can be distributed and monetized. Outlines and budgets have been created for all currently anticipated programs, creating a timeline that produces the more cost effective programming to start.  The anticipated schedule of the programs has been completed, and the broadcast of the channel on satellite, cable, and broadband will be negotiated once distributors have viewed the programs and committed to broadcast them.

With the changing landscape of distribution within the broadcast industry, Anthus is in a position to begin broadcasting well before it has secured a standard broadcast carriage deal with one of the major providers. Multiple gaming platforms, as well as online television distribution will be available prior to the network launch. In order for the channel to be distributed on the major broadcast platforms, the Company must negotiate a carriage agreement with traditional television cable and satellite providers.  Several broadcast channels have had public disputes with major carriers because they have wanted cable carriers to pay a licensing fee to the channel in order to carry their programming.  In light of these challenges, Anthus has developed a plan to avoid such disputes and ensure quick carriage deals, by budgeting a certain portion of the revenue of the network to pay to be shown on the cable providers.  This ensures that if for some reason a cable provider will not pay Anthus a licensing fee to be in its lineup, Anthus can pay the provider to ensure a good channel placement.

On May 2, 2010, Anthus and RRsat Global Communications Network Ltd. (“RRsat”) executed an agreement appointing RRsat to act as its exclusive agent for the coordination, arrangement and facilitation of the distribution of the Anthus Channel and/or its programming by distributors operating in throughout the world except for North America.  “Distributor” is defined as the owner and/or operator of one or more cable television networks, satellite platforms, IPTV or broadband services, Mobile TV, streaming services or any other services utilizing any known or future technologies for the distribution of television or video programming.  Pursuant to the agreement, RRsat will perform the following services:

(i)	Identify distributors that may distribute the Anthus Channel and/or its programming;

(ii)	Promote the Anthus Channel and/or its programming to selected distributors with the goal of enticing them to carry the Anthus Channel;

(iii)	Arrange meetings between the Anthus Channel representatives and distributors;

(iv)	Assist in the negotiations between the Anthus Channel and the distributors;

(v)	Act as point of contact with the distributors; and

(vi)	Collect subscriber reports of total numbers of subscribers from the distributors with which the Channel has entered into agreements.

RRsat is entitled to a commission at a rate of 20% of all international revenues received by Anthus from any Distributor in the territory, defined as anywhere outside of the United States, for the distribution of the Anthus Channel and any individual Anthus Channel shows sold by RRsat to a Distributor.

The Company believes that Anthus provides the same motivating factors for investors and shareholders as it does for corporate brands and viewers:  the ability to do well by doing good, to connect and grow through networks, to operate profitably and meaningfully - not only because it is admirable, but because it is smart business.

Advertising Revenue

Anthus generates revenue initially through its online social community, and then through the domestic sale of advertising on the television network.  Additional revenues can also be realized through international carriage deals.  The Company has conservatively projected international carriage revenue due to the unpredictability in overseas markets and has only included a modest revenue stream for this part of the business.  In order to project the advertising revenue of the network, the Company has determined how many advertising slots are for sale on a daily basis.  The Company has projected different advertising rates for each program dependent on the perceived value of the program and potential advertising rates for these programs.

The channel, with its initial programming, is expected be on the air within six months after a successful capital raise. The revenue models herein assume that initial revenues will come from the social community and will ramp up based on additional funding for programming and distribution after completion of the offering described herein.

Further, the Company has created advertising rates that factor in the perception by advertisers that Anthus is a new network with little track record.  To this end, Anthus has constructed an advertising rate sheet with introductory rates for companies that commit early on to advertise on the network.  Typical market for cable advertising is on the rise, with most ads going for around $4,000 for a thirty second ad on Discovery and similar channels, and $40,000 to $400,000 for a thirty second spot on primetime networks.  For the introductory rates on Anthus, an advertiser can buy a thirty second spot on our top primetime show for only $425 per spot during the first four weeks after carriage begins.  This is the most expensive ad rate, with rates dropping as low as $120 for the least expensive spot.  These rates were designed to reflect local midnight radio rather than a global broadcast television network.  Additionally, advertisers on Anthus get product placement, social media and internet placement, as well as a global reach, all for this price.  The Company believes that this will reduce the impediments due to Anthus’s “start-up” status.

Upon full network launch,  Anthus will have approximately 5,300 spots to sell every week.  While the Company believes that the rates described above will result in 100% of the ads spots being sold, additional unexpected market factors could prevent full saturation.  To account for this risk, the Company has projected that only 60% of ads will be sold.  The Company is holding back an additional 15% of these ad spots for “interstitials” which are essentially spots to promote the network and other shows at other times on the network.

With the initial programming and distribution through the social community, ad rates start at base rates and increase at 10% a month for the first 12 months.  By any other network standard, these ad rates would be substantially less than a network; however, with the low overhead, Anthus projects to be profitable every year.  Once Anthus is able to match the rates for similarly situated cable networks, the profits projected herein could increase substantially.

With these assumptions; Anthus has the potential to gross approximately $17,870,000 in advertising revenue in the first twelve months of being on the air and approximately $57,500,000 in year two.

International Syndication Revenue

According to the Company’s contacts at RRsat, the amount of revenue realized from international syndication of the channel could exceed our domestic revenue.  The Company has projected conservative international syndication revenue due to the level of uncertainty in foreign markets and the number of factors outside of the Company’s control that could hamper the international sale revenue.  The Company has factored in modest revenue from just a few major territories into the revenue projection for the network.

International Syndication is the process of licensing the channel to be sold in countries around the world.  The process of obtaining those agreements to have the channel in foreign territories is in the hands of RRsat pursuant to our distribution agreement.  Typically, individual shows pursue these license agreements separate from their networks.  For a single episode for a single show, a license fee from $5,000 to $250,000 can be realized.  This means that for a 13 episode series at a low amount of $12,000 per episode, the network could sell this overseas for a two year period for the price of $156,000.  At the lowest amount of $5,000, the 13 episodes could be sold at $65,000.

For Anthus, because the shows are going to be produced and owned by the network, the Company has the ability to package all forty original shows and sell them as an entire network package overseas, similar to how Nickelodeon, CNN, ABC, or Fox Sports is sold.  The Company has projected more conservative amounts from international syndication revenue, based upon selling the entire network program slate for the cost of a single show.  The Company has projected that the network may only be picked up by a few international territories at the start at rates of $60,000 to $150,000 per quarter for the first year.  The Company has projected only slightly higher revenue in slightly more territories for the following four years, assuming that the Anthus Channel does not produce any popular shows, nor does it gain significant star power.  This conservative projection provides for over $878,000 in gross revenues for the first year of the network being on the air and 1,020,000 in year two.

Web Sales Revenue

The Company’s website combines several aspects of a successful online presence:  a screen to watch the live programming shown on the network; a social media/social network community with forums, billboards, and discussion groups; an online archive of past programming; and an advanced immersive advertising system.  The Company has already launched the social community at www.anthus.com.  This online community is designed to tie into Facebook and Twitter social networking platforms.  The Company is collaborating with other online communities such as the Dole Nutrition Institute and their 2.5 million members, as well as the wellness community Vivid Life and their 200,000 members.  This will provide immediate daily visitors to the Anthus website.

The Company anticipates generating separate revenue from online advertising from those companies that do not have sufficient budgets for television advertising.  The Company has projected a revenue stream of $2,520,000 for the first year and not until after the minimum offering described herein has successfully closed.  In fact, this revenue could be commenced at a point even prior to the offering once the Company has completed work on this project and successfully monetized it.  The Company has projected the annual revenue increasing to $14,340,000 in year two.

Operating and Production Budget for Anthus

The full production budget for the first year of programming on Anthus is approximately $4,645,000.  This will include equipment, the staff and talent to produce the shows.  Anthus is able to keep a slim budget due to several important cost-saving measures:  keeping executive compensation modest, hiring fewer executives to complete more tasks, keeping work in-house rather than sending to outside contractors, and employing the expertise of the Company’s CEO, Mr. Adelman, who has extensive experience producing high quality programming on low budgets.

At the inception of the launch of the network, the executive team for Anthus is comprised of the same individuals who are the upper executive team of the Company.  By employing a talented and dedicated team of executives who are willing to work for a salaries below current industry standards in order to help build the profitability of the Company, the Company projects significantly lower overhead than most similar networks.

The Company plans to keep as much of the work in-house as possible.  Many cost overruns for similar networks are due to production costs getting out of control by runaway budgets.  This is due to the fact that workers in the production industry are typically contractors who have to charge more money in order to survive between jobs.  By employing this staff full time, Anthus provides a superior work environment for these individuals, giving them stability and instilling a strong sense of loyalty.  Many in the production industry have never realized full-time work with benefits and vacation time.  Further, following the recent writers’ strike in Hollywood, many well-qualified individuals have found themselves out of work.  This combination of economic and cultural factors in the industry will allow Anthus to employ a full time work force to accomplish its production goals for a fraction of the cost for what an independent production company could accomplish.

Most of the programming on Anthus is unscripted, meaning it is “documentary” or “reality” in nature, and is relatively inexpensive to produce.  Another portion of the programming is live “news”-type programming which is also inexpensive to produce.  The key is to have high quality video and editing, while cutting frills whenever possible. Creating a cost effective culture which will permeate throughout the productions for Anthus.

According to the maximum capital raise, the Company has budgeted $800,000 in executive, administrative, operating, office, and travel expenses, and approximately $200,000 for marketing for the first year, and will adjust and hire based on revenues and proceeds from offering.

The marketing budget is intentionally low at this early stage due to the Company’s strong belief that a niche network like Anthus is promoted more through viral marketing, targeting the specific niche audiences for the shows, rather than a blanket marketing campaign which can be wasteful.  The Anthus programming specifically targets health and wellness markets, supported through the Company’s relationship with the Dole Nutrition Institute and their 2.5 million subscribers.  The Anthus programming also specifically targets the positivity and Law of Attraction markets, supported through the Company’s relationship with Vivid Life and their 200,000 members.  The Anthus programming further targets social causes and non-profit audiences, supported through the Company’s relationship with Rotary International and their 1.3 million members and Autism Speaks and their 7 million members.  The Company will continue to pursue similar relationships as the plan is implemented over time.  These strategic relationships cost little money to maintain and ensure that the message of the network is promoted to the most receptive audience without spending millions of dollars on blanket marketing.

Results of Operations

As indicated in the Company’s most recent 10Q  filing, the Company has generated limited revenues through current operations.
Liquidity and Capital Resources

The Company has funded development operations to date through bridge funds provided by shareholder and director Daniel Kass through equity shares sold privately by the Company, and through revenues generated.

Contractual Obligations

Besides the month-to-month lease of $900 for the property at 798 Moorpark Avenue, Moorpark, CA 93021 and general utilities and operations, the Company has no contractual obligations at this time.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial conditions and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States.  The preparation of financial statements requires managers to make estimates, including, but not limited to, those related to revenue recognition.  We use authoritative pronouncements, historical experience and other assumptions as the basis for making judgments.  Actual results could differ from those estimates.  We believe that the following critical accounting policies affect our more significant judgments and estimates in the preparation of our financial statements.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Related Party Transactions
As of June 30, 2011, there are balances due to and from three different entities.

1.           Anthem Pictures: Charles Adelman is 51% owner and President of Anthem Pictures. Anthem Pictures sub-leased part of the building located at 798 Moorpark Ave, Moorpark, CA 93021. As of June 30, 2011, Anthem Pictures owed the Company rent in the amount of $8,989. This is disclosed as Due from Related Party in the condensed Balance Sheet.

2.           Helen Jepsen:  Helen Jepsen is a shareholder of the Company. Mrs. Jepsen has loaned the Company a total of $2,974 for Company travel expenses at 6% interest, to be paid out of any bridge funding or funds out of a successful public offering.  This is disclosed as Due to Shareholder in the condensed Balance Sheet.

3.           Daniel Kass:  Daniel Kass is on the Board of Directors of the Company and owns 8% of the current outstanding shares. Mr. Kass has loaned the Company a total of $135,443 for Company operating expenses at 6% interest, to be paid out of any bridge funding or funds out of a successful capital raise.   In addition, he has been granted warrants to purchase 350,000 common shares at $0.01 per share exercisable within three years. This is disclosed as Due to Shareholder in the condensed Balance Sheet.

Recent Accounting Pronouncements

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As of June 30, 2011, the Company had a net loss of $420,411.  The Company's current financial resources are not considered adequate to fund its planned operations.  These conditions raise substantial doubt about its ability to continue as a going concern.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continuation as a going concern currently is dependent upon timely procuring significant external debt and/or equity financing to fund its immediate and near-term operations, and subsequently realizing operating cash flows from implementation of its business ventures, the Anthus Channel and the motion capture technology.

CHANGES IN AND DISAGREEMENTS WITH AUDITORS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with accountants on accounting and financial disclosure for the period covered by this report.   There have been no changes in the Company's internal controls over financial reporting during its fourth fiscal quarter that have materially affected, or are reasonably likely to materially affect, its internal control over financial reporting.

THE BUSINESS
Overview

The Company is designed to become a diversified global media and technology company. Currently, it has one subsidiary, Anthus, and has an ownership interest in Menache Adelman LLC, a company that has no assets at present.  The Company believes it can offer investors the combined assets of purpose driven content, mobile platforms and social networking along with the next generation in motion and data capture with far reaching patented applications.  The Company's goal is to be a leading custom-content producing, technology-based, socially conscious media company.

The Company was incorporated in Delaware in March, 2006, as Hightower Acquisition Corporation, a Delaware corporation (“Hightower”).  In May, 2008, Hightower filed a Form 10 with the Securities and Exchange Commission thereby becoming a reporting company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.  In April, 2010, in connection with a change of control of Hightower, the Company changed its name, changed majority shareholder control and elected new officers and directors.

Apart from this registration statement, the Company has not previously filed a Form S-1.

The Company, through its subsidiary Anthus, has received limited revenues from operations during 2011. No other revenues have been generated during any of the three fiscal years immediately before the filing of the registration statement relating to this prospectus.  The following is a description of the Company’s plan of operation for the remainder of the fiscal year.

The Company intends to be a diversified global media and technology company developing the Anthus Channel.  The Company believes it offers investors the combined assets of purpose driven content, mobile platforms and social networking and the next generation motion and data capture with far reaching patented applications.  The Company's objective is to be the leading custom-content producing, technology-based, socially conscious media company.

Management will use proceeds from this offering to further develop the Anthus Channel and to possibly invest in Menache Adelman, LLC in order to assist Menache Adelman in procuring and developing certain technology that the Company believes may be of interest to its marketplace and customers. However, the technology may not be available by the time this offering is complete.

 In the early stages of development the Company’s business will be significantly dependent on the Company’s management team.  The Company’s success will be particularly dependent upon: Charles Adelman, Douglas Ridley and Bob Denton.

The Company plans to expand its business through the introduction of a social media platform and by soliciting carriage providers to gain commitments for channel placement of Anthus.  The Company plans to implement an online distribution outlet for the network that will expand the reach of programming and increase audience share.  The Company believes that it will be able to develop a customer base comprised of home consumers and viewers of television programming and develop a large customer base through the marketing and promotion of the television channel and the online presence.  The Company believes that its programming and delivery avenues offer advantages over competitive companies and products.

Business Plan

The business plan for Anthus has been developed as have the budgets and programming outlines.  The initial revenues for Anthus are being generated through advertising and partnerships on their flagship social community site. Once the full broadcast channel is launched, revenues will be generated through advertising, international syndication and intelligent product placement.  The Company believes that the Anthus Channel will offer brands and consumers a unique opportunity through its anticipated global reach, content, and social networking components.  The Anthus Channel will be shown on three platforms simultaneously, providing viewers with three different means to view a program: tuning in on television, visiting www.anthus.com, or on their mobile devices.  This reach across interwoven terrestrial, online, mobile devices and social networking platforms will enable advertisers to sell their products and services throughout the world across multiple platforms in real time. With major advances in technology and content distribution, Anthus can expand well beyond a typical broadcast network by utilizing alternative distribution platforms like gaming consoles, which have over 75 million consoles just in North America alone. This allows for a much wider distribution reach without the costs that a typical broadcast network would incur.

The Company has developed a model for advertising that it believes will make Anthus profitable by recognizing the desire of advertisers to reach all of these platforms simultaneously, as well as target a growing audience in the health, wellness and positivity markets.  Presently, the cost of an ad shown on television is separated from the opportunity to reach that audience online.  Based on current industry rates and information available,  Anthus will provide, ad rates at approximately 10% the cost of comparable network advertising in traditional broadcast, online, and mobile platforms.

Further, the Company anticipates that Anthus will tap into the growing desire for companies to show their concern with social consciousness.  Advertisers are recognizing that they can engage in “cause marketing,” which links products with social causes, charities, and/or philanthropies.  Anthus will provide a ready-made platform to highlight companies looking to showcase their social consciousness.

The Company believes that it is strategically positioned to benefit from the intersection of three key business forces: globalization, which has resulted in a newfound awareness of interdependence and connectedness both on and off-line; technology, in the form of social networking across real-time location-based mobile platforms; and the rise of a collective social consciousness that is compelling companies and consumers to play a more purposeful role in the restoration of both the global community and the lives of others.

The content for the Anthus Channel will be owned and produced in-house by Anthus, LLC.  The Company anticipates that the Anthus Channel will begin with ten shows that will be produced with current content contributors and advertising partners like Dole Foods. As revenues increase, production will ramp up to  40 original television shows that will be created in-house in order to control costs and maintain integrity of programming.  By owning its content, Anthus will be able to add value to advertisers by placing them seamlessly into the content of the shows.  Anthus is currently working with both advertisers and advertising agencies throughout the world to license both the advertising space throughout the social community and the traditional commercial advertisements.  The Company anticipates that Anthus will create a marketable long-term asset in the form of this content and television program content that can be resold and syndicated to other platforms and channels in the future as a supplemental revenue stream.

Anthus currently uses independently contracted production crews to shoot content for both AnthusSocial (www.anthus.com) as well as for content partners.  The Company has already launched AnthusSocial, the online community where the initial programming can be distributed and monetized. Outlines and budgets have been created for all currently anticipated programs, creating a timeline that produces the more cost effective programming to start.  The anticipated schedule of the programs has been completed, and the broadcast of the channel on satellite, cable, and broadband will be negotiated once distributors have viewed the programs and committed to broadcast them.

With the changing landscape of distribution within the broadcast industry, Anthus is in a position to begin broadcasting well before it has secured a standard broadcast carriage deal with one of the major providers. Multiple gaming platforms, as well as online television distribution will be available prior to the network launch. In order for the channel to be distributed on the major broadcast platforms, the Company must negotiate a carriage agreement with traditional television cable and satellite providers.  Several broadcast channels have had public disputes with major carriers because they have wanted cable carriers to pay a licensing fee to the channel in order to carry their programming.  In light of these challenges, Anthus has developed a plan to avoid such disputes and ensure quick carriage deals, by budgeting a certain portion of the revenue of the network to pay to be shown on the cable providers.  This ensures that if for some reason a cable provider will not pay Anthus a licensing fee to be in its lineup, Anthus can pay the provider to ensure a good channel placement.

Industry

Industry: The Company believes that the current pervasive attitude of social consciousness will provide a better opportunity for success in the marketing of the Anthus Channel.  As people throughout the world become more health-conscious and recognize that a positive attitude is beneficial to health and well-being, they will be attracted to the Anthus Channel because of its appeal to those who are passionate about and interested in health and wellness, as well as positivity and social causes.  Anthus will attempt to meet this need in the marketplace through intentional programming and product integration, which will target those who are more health-conscious and motivated to make an effort to make the world a better place.  The social networking opportunities through the Anthus Channel website will provide a new model for integrated marketing and advertising by allowing companies to place advertisements in all distribution media outlets for the Channel: cable, satellites, internet and mobile phones, thereby generating an even greater revenue stream.

Competition

Competition for the content and theme of the Anthus Channel comes from broadcast and cable channels competing for viewers and advertisers.  The company believes that large broadcast companies attempt to incorporate health and social conscious themes through their existing programming, but do so only on a transitory basis during celebrations of Earth Day or other recognized events.  The Company believes that large broadcasting networks cannot adhere to a positive message similar to that designed by the Anthus Channel.  Because they have larger corporate infrastructure and a larger bottom line, the networks need to respond to larger advertisers and special interest groups who may have little or no regard to the principles of good health, wellness and positivity.

The Company believes that its Anthus programming will compete with the cable conglomerate Discovery Channel. The Discovery Channel produces the type of non-scripted documentary programming which comprises the bulk of the programming that the Company anticipates will be shown on Anthus.  The Discovery Channel produced a channel called “Discovery Health” which was not continued, and the Company believes that it was not continued because of its limited focus on health care.  The Company believes that there is a strong demand among the television viewing audience for preventative treatment programming, good news, and positivity – a need that will be met by Anthus.

While there is some existing competition, the Company believes that Anthus will provide unique niche programming that is technologically superior and will thus attract a sizable audience.  The expertise of management, the innovative nature of its marketing approach, and the advanced technology at its disposal should set the Company apart from its competitors.

Market Strategy

The largest asset of the Company for penetrating the market is that the Company intends to develop and own a social community and television network.  The Company will have the ability to market through its communication and graphic departments, online social networking infrastructures, and a traditional broadcast television network.

The market strategy for the Anthus Channel will begin with the deployment of the social networking site prior to the securities offering.  This site, as well as affiliations surrounding the site, will serve as the “viral” focal point for all the Company's online and social network advertising.  Anthus will specifically target pre-existing groups that value the messages of the channel: health and wellness; positivity and the “law of attraction”; and philanthropy, charities, and social causes.  By promoting within these pre-existing groups, the Company believes that Anthus will attract these audiences merely by the nature of the programming.

The Company’s second marketing objective will consist of creating retail partnerships in its marketing and key product placement with major advertisers.  The Company will employ a more modern marketing model that utilizes existing markets and communication methods.  By creating partnerships with potential advertisers, Anthus can use the market reach of the major corporate advertisers to promote the launch of the Channel.

Top paragraph: As the Anthus Channel programming is completed and the network approaches its launch date, Anthus will work with advertising agencies and sales teams to sell advertising slots for the network.  Anthus will have approximately 5,000 30-second spots to sell each week; these spot times have innate value.  Beyond selling these spots, Anthus can barter for airtime on major broadcast networks and cable companies in order to promote its launch. During this period, the Company will begin traditional marketing methods, including banners, billboards, and print advertising, as well as digital advertising through the major social networking sites and search engines.  Upon full broadcast launch,  Anthus will also employ a substantial in-house public relations department that will promote the Company, the programming, and the vision.

Trends

The Company’s operating results may fluctuate significantly from period to period as a result of a variety of factors, including purchasing patterns of customers, competitive pricing, debt service and principal reduction payments and general economic conditions.  Currently, there is a strong preference in the consumer market for a more positive and hopeful programming slate.  The Anthus Channel will tap into this consumer desire by providing programming that highlights social cause and positive events happening across the globe.  It will tap into the growing movement within the world’s population that is shifting from reactive medicine to preventative health.

Projections

Advertising Revenue

Anthus generates revenue initially through its online social community, and then through the domestic sale of advertising on the television network.  Additional revenues can also be realized through international carriage deals.  The Company has minimized the weight of international carriage revenue due to the unpredictability in overseas markets and has only included a modest revenue stream for this part of the business.  In order to project the advertising revenue of the network, the Company has determined how many advertising slots are for sale on a daily basis.  The Company has projected different advertising rates for each program dependent on the perceived value of the program and potential advertising rates for these programs.

The channel, with its initial programming, is expected be on the air within six months after a successful capital raise. The revenue models herein assume that initial revenues will come from the social community and will ramp up based on additional funding for programming and distribution after completion of the offering described herein.

Further, the Company has created advertising rates that factor in the perception by advertisers that Anthus is a new network with little track record.  To this end, Anthus has constructed an advertising rate sheet with introductory rates for companies that commit early on to advertise on the network.  Typical market for cable advertising is on the rise, with most ads going for around $4,000 for a thirty second ad on Discovery and similar channels, and $40,000 to $400,000 for a thirty second spot on primetime networks.  For the introductory rates on Anthus, an advertiser can buy a thirty second spot on our top primetime show for only $425 per spot during the first four weeks after carriage begins.  This is the most expensive ad rate, with rates dropping as low as $120 for the least expensive spot.  These rates were designed to reflect local midnight radio rather than a global broadcast television network.  Additionally, advertisers on Anthus get product placement, social media and internet placement, as well as a global reach, all for this price.  The Company believes that this will reduce the impediments due to Anthus’s “start-up” status.

Upon full network launch,  Anthus will have approximately 5,300 spots to sell every week.  While the Company believes that the rates described above will result in 100% of the ads spots being sold, additional unexpected market factors could prevent full saturation.  To account for this risk, the Company has projected that only 60% of ads will be sold.  The Company is holding back an additional 15% of these ad spots for “interstitials” which are essentially spots to promote the network and other shows at other times on the network.

With the initial programming and distribution through the social community, ad rates start at base rates and increase at 10% a month for the first 12 months.  By any other network standard, these ad rates would be substantially less than a network; however, with the low overhead at Anthus, the network is profitable every year.  Once Anthus is able to match the rates for similarly situated cable networks, the profits projected herein could increase substantially.

With these assumptions; Anthus has the potential to gross approximately $17,870,000 in advertising revenue in the first twelve months of being on the air and approximately $57,500,000 in year two.

International Syndication Revenue

According to the Company’s contacts at RRsat, the amount of revenue realized from international syndication of the channel could exceed our domestic revenue.  The Company has projected conservative international syndication revenue due to the level of uncertainty in foreign markets and the number of factors outside of the Company’s control that could hamper the international sale revenue.  The Company has factored in modest revenue from just a few major territories into the revenue projection for the network.

International Syndication is the process of licensing the channel to be sold in countries around the world.  The process of obtaining those agreements to have the channel in foreign territories is in the hands of RRsat pursuant to our distribution agreement.  Typically, individual shows pursue these license agreements separate from their networks.  For a single episode for a single show, a license fee from $5,000 to $250,000 can be realized.  This means that for a 13 episode series at a low amount of $12,000 per episode, the network could sell this overseas for a two year period for the price of $156,000.  At the lowest amount of $5,000, the 13 episodes could be sold at $65,000.

For Anthus, because the shows are going to be produced and owned by the network, the Company has the ability to package all forty original shows and sell them as an entire network package overseas, similar to how Nickelodeon, CNN, ABC, or Fox Sports is sold.  The Company has projected more conservative amounts from international syndication revenue, based upon selling the entire network program slate for the cost of a single show.  The Company has projected that the network may only be picked up by a few international territories at the start at rates of $60,000 to $150,000 per quarter for the first year.  The Company has projected only slightly higher revenue in slightly more territories for the following four years, assuming that the Anthus Channel does not produce any popular shows, nor does it gain significant star power.  This conservative projection provides for over $878,000 in gross revenues for the first year of the network being on the air and 1,020,000 in year two.

Web Sales Revenue

The Company’s website combines several aspects of a successful online presence:  a screen to watch the live programming shown on the network; a social media/social network community with forums, billboards, and discussion groups; an online archive of past programming; and an advanced immersive advertising system.  The Company has already launched the social community at www.anthus.com.  This online community is designed to tie into Facebook and Twitter social networking platforms.  The Company is collaborating with other online communities such as the Dole Nutrition Institute and their 2.5 million members, as well as the wellness community Vivid Life and their 200,000 members.  This will provide immediate daily visitors to the Anthus website.

The Company anticipates generating separate revenue from online advertising from those companies that do not have sufficient budgets for television advertising.  The Company has projected a revenue stream of $2,520,000 for the first year and not until after the offering described herein.  In fact, this revenue could be commenced at a point even prior to the offering once the Company has completed work on this project and successfully monetized it.  The Company has projected the annual revenue increasing to $14,340,000 in year two.

Operating and Production Budget for Anthus

The full production budget for the first year of programming on Anthus is approximately $4,645,000.  This will include equipment, the staff and talent to produce the shows.  Anthus is able to keep a slim budget due to several important cost-saving measures:  keeping executive compensation modest, hiring fewer executives to complete more tasks, keeping work in-house rather than sending to outside contractors, and employing the expertise of the Company’s CEO, Mr. Adelman, who has extensive experience producing high quality programming on low budgets.

At the inception of the launch of the network, the executive team for Anthus is comprised of the same individuals who are the upper executive team of the Company.  The executive team has agreed to take smaller salaries during the initial build-up period of the company.  By employing a talented and dedicated team of executives who are willing to work for a salaries below current industry standards in order to help build the profitability of the Company, the Company projects significantly lower overhead than most similar networks.

The Company plans to keep as much of the work in-house as possible.  Many cost overruns for similar networks are due to production costs getting out of control by runaway budgets.  This is due to the fact that workers in the production industry are typically contractors who have to charge more money in order to survive between jobs.  By employing this staff full time, Anthus provides a superior work environment for these individuals, giving them stability and instilling a strong sense of loyalty.  Many in the production industry have never realized full-time work with benefits and vacation time.  Further, following the recent writers’ strike in Hollywood, many well-qualified individuals have found themselves out of work.  This combination of economic and cultural factors in the industry will allow Anthus to employ a full time work force to accomplish its production goals for a fraction of the cost for what an independent production company could accomplish.

Most of the programming on Anthus is unscripted, meaning it is “documentary” or “reality” in nature, and is relatively inexpensive to produce.  Another portion of the programming is live “news”-type programming which is also inexpensive to produce.  The key is to have high quality video and editing, while cutting frills whenever possible, creating a cost effective culture which will permeate throughout the productions for Anthus.

According to the maximum capital raise, the Company has budgeted $800,000 in executive, administrative, operating, office, and travel expenses, and approximately $200,000 for marketing for the first year, and will adjust and hire based on revenues and proceeds from offering.

The marketing budget is intentionally low at this early stage due to the Company’s strong belief that a niche network like Anthus is promoted more through viral marketing, targeting the specific niche audiences for the shows, rather than a blanket marketing campaign which can be wasteful.  The Anthus programming specifically targets health and wellness markets, supported through the Company’s relationship with the Dole Nutrition Institute and their 2.5 million subscribers.  The Anthus programming also specifically targets the positivity and Law of Attraction markets, supported through the Company’s relationship with Vivid Life and their 200,000 members.  The Anthus programming further targets social causes and non-profit audiences, supported through the Company’s relationship with Rotary International and their 1.3 million members and Autism Speaks and their 7 million members.  The Company will continue to pursue similar relationships as the plan is implemented over time.  These strategic relationships cost little money to maintain and ensure that the message of the network is promoted to the most receptive audience without spending millions of dollars on blanket marketing.

Research and Development

Anthus will create the programming for airing on the social community and broadcast network.  The Company, through its ownership in Menache Adelman LLC, may invest in and assist in the development and deployment of  radio frequency motion capture technology, to the extent that Menache Adelman LLC is able to procure such technology and commence the development of the same.

Employees

The Company has three executive officers: Charles Adelman, President and Chief Executive Officer, Douglas Ridley, Chief Operating Officer and Bob Denton, Chief Financial Officer. The Company does not have any other employees, but expects that to hire additional personnel as the company expands.

The Anthus Board of Managers consists of Charles Adelman.

Property and Facilities

The Company’s offices are located at 798 Moorpark Avenue, Moorpark, California 93021 and its telephone number is 818-436-0410.  The Company occupies this building pursuant to a lease with the Redevelopment Agency of the City of Moorpark.  The lease is month to month.   For the first six months, the rent is $800 per month.  Starting on September 1, 2011, the rent increased to $900 per month.

Subsidiaries

The Company has one wholly owned subsidiary: Anthus.

Intellectual Property

Once created and produced, the Company will own the underlying intellectual property rights for each show it funds.   However, the Company is unlikely to own outright any of the intellectual property or technology not related to the content of shows it funds and will be required to rely upon indirect ownership or licenses to such technology to the extent necessary to run the Company’s business.

Legal Proceedings

The Company is not aware of any legal proceedings filed, pending or contemplated against it that the Company’s management believes could have a material adverse effect on the Company’s business, financial condition, or results of operations.  However, it is possible that an unfavorable resolution of one or more such proceeding could materially affect our future operating results or financial condition in a particular period.

Reports to Security Holders

The Company intends to deliver a copy of its annual report to its security holders, and will voluntarily send a copy of the annual report, including audited financial statements, to any registered shareholder.  The reports that the Company gives will contain financial information that has been examined and reported on, with an opinion expressed “by” an independent public or certified public accountant. The Company is a reporting issuer with the Securities and Exchange Commission and has filed annual and periodic reports with the Commission (CIK number 0001435613) which are available to view at www.sec.gov.  Concurrent with the filing of this registration statement, the Company will make available free of charge on or through the Company’s Internet website the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company electronically files those materials with, or furnish it to, the SEC.

The Company will file this registration statement on Form S-1, under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the Shares.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  Reference is made to the Company’s registration statement and each exhibit attached to it for a more detailed description of matters involving the Company.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.   From inception, through June 30, 2011, the Company has had a net loss of $420,411.  The Company's current financial resources are not considered adequate to fund its planned operations.  These conditions raise substantial doubt about its ability to continue as a going concern.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continuation as a going concern currently is dependent upon timely procuring significant external debt and/or equity financing to fund its immediate and near-term operations, and subsequently realizing operating cash flows from implementation of its business ventures, the Anthus Channel and the motion capture technology.

The Company anticipates it will continue to incur losses until it is able to establish significant levels of revenue while controlling its expenses.  The Company cannot provide assurance that it can achieve or sustain profitability on a quarterly or annual basis in the future.  These factors raise doubt about the Company’s ability to continue as a going concern without additional equity financing or the ability to commence profitable operations.  The inability to obtain sufficient funds from operations or external sources would require the Company to curtail or cease operations.  Any additional equity financing may involve substantial dilution to then existing stockholders.

The Company’s independent auditors have issued a report questioning the Company’s ability to continue as a going concern.  That is, the Company needs to create a source of revenue or locate additional financing in order to continue its developmental plans.

MANAGEMENT

Executive Officers and Directors

Name	Age	Position	Date Directorship Commenced	End of Term

Charles Adelman	35	Director, President, Chief Executive Officer	May 12, 2010	Not specified
Douglas Ridley	40	Director, Secretary, Chief Operating Officer	May 12, 2010	Not specified
Robert L. Denton	52	Chief Financial Officer	Dec 14, 2010	Not specified

Daniel Kass	55	Director	May 12, 2010	Not specified

Keith Walley	56	Director	May 12, 2010	Not specified

Lynwood Bibbens	39	Director	June 8, 2011	Not specified

The number of directors to compose the Company’s board of directors is not less than one and not more than five. Directors do not receive any compensation.  Directors may be shareholders of the Company.  The directors will serve until the annual meeting of the shareholders and until their respective successors have been elected and qualified or until death, resignation, removal or disqualification.  The Company’s by-laws provide that the number of directors to serve on the board of directors may be established, from time to time, by action of the board of directors.  Vacancies in the existing board are filled by a majority vote of the remaining directors on the board.  The Company’s executive officers are appointed by and serve at the discretion of the board.

The Company anticipates that the annual meeting of shareholders will be held in February 2012.  The Company will notify its shareholders that they may present proposals for inclusion in the Company’s proxy statement to be mailed in connection with any such annual meeting; such proposals must be received by the Company at least 90 days prior to the meeting.  No other specific policy has been adopted in regard to the inclusion of shareholder nominations to the board of directors.

Biographical Information

Charles Adelman.  Mr. Adelman has served as the Chairman of the Board, President and Chief Executive Officer of Adelman Enterprises, Inc., since its inception and serves as Chief Executive Officer of Anthus, LLC, a broadcast television network.  Mr. Adelman is a co-owner of Anthem Digital, a independent DVD distribution company and authoring house  that has been operating in California for the past ten years.  Charles Adelman is a University of Southern California film school graduate who has worked in television and film for over two decades.  Mr. Adelman is experienced in independent film and television production and home entertainment (Video/DVD) distribution; and wrote, directed and produced several feature films with Anthem Pictures and other partners, creating movie studio quality films with nominal budgets.  Mr. Adelman has had no significant reportable legal proceedings.  Mr. Adelman’s experience as the Company’s Chairman and Chief Executive Officer and involvement in the Company’s formation, along with his knowledge of the Company’s business, experience in health, wellness and positivity industries, management skills, and performance as a board member led the board of directors to conclude that he should continue to serve as a director, as Chairman of the Board, and as Chief Executive Officer.

Douglas Ridley, Esq.  Douglas Ridley has served as the Chief Operating Officer of Adelman Enterprises, Inc., and a director since its inception.  Mr. Ridley started his legal career as a prosecutor in the Ventura County District Attorney’s Office, devoting the last three years of his position as a prosecutor in the Sexual Assault/Special Victims Unit.  After five years as a prosecutor, Mr. Ridley became a founding partner of Quisenberry, Ridley and Shiffman, LLP, a law firm in Westlake Village, California, which he continued until August of 2009, when he began working full time with Mr. Adelman at Anthem Digital, and subsequently, at Adelman Enterprises.  Mr. Ridley has a Masters in Political Science and is a graduate of Pepperdine University School of Law.  Mr. Ridley has had no significant reportable legal proceedings.  Mr. Ridley’s experience as a director and as the Company’s Chief Operating Officer, and Mr. Ridley’s knowledge of the Company’s business, experience in health, wellness and positivity industries, management skills, and performance as a board member led the board of directors to conclude that he should continue to serve as a director and as Chief Operating Officer.

Robert L. Denton.  Bob Denton serves as Chief Financial Officer of the Company.  He has over 25 years of experience as a financial executive specifically in the entertainment industry.  He began his career in 1982 with Ernst & Young as a Senior Manager handling filings with the Securities and Exchange Commission, including initial public offerings.  He left Ernst & Young in 1990 to work as Vice President and Chief Accounting Officer for LIVE Entertainment, Inc.  In 1996, LIVE was acquired by Artisan Entertainment, Inc. and in December 2000 he was promoted to Executive Vice President of Finance and CAO.  Mr. Denton also served as the COO of Artisan Home Entertainment, where directed all financial reporting, budgeting and forecasting, manufacturing and distribution of the $340 million Home Entertainment Division, which included sales of 30 million DVDs to 20,000 locations.  Mr. Denton left Artisan at the end of 2003 to assist DIC Entertainment Corp. with their IPO and to serve as their chief financial officer.  Denton helped raise $13 million of pre-IPO financing and the closing of a $65 million revolving credit facility.  Mr. Denton also assisted DIC in raising $65 million in their IPO on the AIM Exchange in London in October, 2005.  He directed the three year financial audit, due diligence and preparation of Admission Documents.  DIC saw annual sales of $85 million under Mr. Denton’s watch, and he was responsible for all monthly financial reporting to the Board of Directors as well as the semi-annual reporting to the AIM Exchange of the London Stock Exchange.  Mr. Denton left DIC in February 2009 after completing the acquisition and transition of DIC to the Cookie Jar Company and currently serves as a financial consultant for various media companies.   Mr. Denton has had no significant reportable legal proceedings.   Mr. Denton is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Daniel Kass.  Daniel Kass has served as a director of the Company since May 12, 2010. Mr. Kass began his career with Chicago-based CDW Computers, Inc., a NASDAQ traded company.  Mr. Kass served on the CDW Board of Directors from the beginning of the IPO process.  He had multiple executive management roles as Executive Vice President, spanning from 1987 to 2002.  He was a member of the Board of Directors from 1993 to 2002, when he retired at age 46.  In 2005, Mr. Kass turned his attention to philanthropy by founding XXI Century KIDs 1st Foundation which provides nutritional programs to children.  In 2009, Mr. Kass founded an initiative called InterCulture to provide and facilitate solutions by building strategic relationships and partnerships to implement media technology, civil society programs and education initiatives.  Mr. Kass has had no significant reportable legal proceedings.  Mr. Kass’s management advisory experience and performance as a board member led the board of directors to conclude that he should continue to serve as a director.

Keith Walley. Mr. Walley began his career in the motion picture business working with Empire Entertainment as Director of International Sales. After six months Mr. Walley was promoted to Vice President where he was responsibly for developing and maintaining a solid distribution network worldwide through extensive travel and personal contact. During his tenure at Empire Mr. Walley was credited for the sales and distribution of over one hundred films. In the late 1980s Mr. Walley raised venture capital and production finance and cofounded Wild Street Pictures, a motion picture finance, development, production, and foreign sales company based in Los Angeles, California. Mr. Walley established and implemented the company's business and creative strategies, while overseeing the company's sales effort from a zero base to a multi-million dollar turnover. Mr. Walley to date has produced and/or directed fifteen motion pictures including the cult classics Society and Bride of Re-Animator. In 2005 Mr. Walley joined Anthem Pictures as Vice President where his duties included production, acquisitions, international sales, and distribution of the company’s catalog of product. Mr. Walley along with Anthem’s president, spearheaded Anthem’s move into North American distribution along with the creation of the Anthem DVD label.

Lynnwood Bibbens. Lynnwood Bibbens is a tenured global marketing and e-commerce veteran with 20 years of experience, Lynnwood leverages the brand equity by increasing consumer awareness, influencing buying habits, and driving sales.  As a partner at NETI, (largest second tier distributor of Computers/Consumer Electronics) he developed both Distribution Agreements (Toshiba, Acer, Hewlett Packard, Sony, Samsung, Vizio, Apple); and Marketing Agreements (Amazon, Cnet, Yahoo, EDI, Computer Shopper, NY Times, CES, Conde Nast, Hearst Media, Comcast, ON-Demand, CNET Live). He was awarded the TOP 5 E-Commerce site 4 consecutive years by CNET, Computer Shopper, and Yahoo Commerce and was the Keynote Speaker on panels for CNET, CES, Conde Nast, Computer Shopper, and Yahoo Investor Interactive.

Board Composition

The Company’s board of directors currently consists of five members, two of which are non-employee members.  Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation, or removal.

Upon the completion of this offering, our board of directors will initially consist of five members, two of which are non-employee members.

Director Compensation

Directors do not receive any compensation for serving as directors although the Company will pay all expenses for directors to attend board of director meetings. Directors may be shareholders of the Company.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company.  Mr. Kass and Mr. Bibbens may be considered independent directors.

Committees of the Board of Directors

The board of directors has not established any committees.  The Company intends to provide for the establishment of an audit committee, a compensation committee and a nominating/governance committee effective prior to the close of this fiscal year.  The composition and function of each of these committees is described below.  In addition, from time to time, the board of directors may establish special committees to address specific issues.

Audit Committee

The audit committee will be authorized to:

(i)	Approve and retain the independent registered public accounting firm to conduct the annual audit of the Company's financial statements;

(ii)	Review the proposed scope and results of the audit;

(iii)	Review and pre-approve audit and non-audit fees and services;

(iv)	Review accounting and financial controls with the independent auditors and the Company's financial and accounting staff;

(v)	Review and approve transactions between the Company and its directors, officers and affiliates;

(vi)	Recognize and prevent prohibited non-audit services; and

(vii)	Establish procedures for complaints received by the Company regarding accounting matters; oversee internal audit functions, if any.

Compensation Committee

The compensation committee will be authorized to:

(i)	Review and recommend the compensation arrangements for management;

(ii)	Establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

(iii)	Administer stock incentive and purchase plans; and

(iv)	Oversee the evaluation of the board of directors and management.

Nominating and Governance Committee

The nominating and governance committee will be authorized to:

(i)	Identify and nominate candidates for election to the board of directors; and

(ii)	Develop and recommend to the board of directors a set of corporate governance principles applicable to our company.

Code of Business Conduct and Ethics

The Company has adopted a code of business conduct and ethics that applies to all its employees, officers and directors, including those officers responsible for financial reporting.  The Company expects that any amendments to the code, or any waivers of its requirements, will be disclosed on its website.

Limitation of Directors’ and Officers’ Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to specified conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties.  The Company's certificate of incorporation and amended and restated bylaws limit the liability of its directors to the fullest extent permitted by Delaware law.

The Company has obtained director and officer liability insurance to cover liabilities the Company's directors and officers may incur in connection with their services to the Company.  The Company's certificate of incorporation and amended and restated bylaws also provide that it will indemnify and advance expenses to any of its directors and officers who, by reason of the fact that he or she is an officer or director, is involved in a legal proceeding of any nature.  The Company will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by the Company or in its name.  Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, settlement amounts and other expenses reasonably incurred in connection with legal proceedings.  A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company's best interest.

Such limitation of liability and indemnification does not affect the availability of equitable remedies.  In addition, the Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act of 1933, as amended, is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of the Company's directors, officers, employees or agents in which indemnification will be required or permitted.  The Company is not aware of any threatened litigation or action that may result in a claim for such indemnification.

Significant Employees and Managers

The following individuals have indicated their interest in serving in the following positions with the Company once it is fully launched.  They are shareholders as well and currently serve in an advisory capacity to the Company until they can be hired full time.

Karen Lee Cohen.  Ms. Cohen will serve as the Executive Vice President of Programming for Anthus.  Ms. Cohen is the current President, Founder and Executive Producer for Crystal Pyramid Productions, Inc., a Los Angles based corporation which provides pilot and series production and development for cable, broadcast and Internet delivery; consultation on acquisitions, programming and channel development; program series budgeting, and station/channel operations; as well as producing and executive producing expertise.

Ms. Cohen served as program Director at WNBC-TV (the New York NBC flagship station) for eight years, where she was responsible for a budget equivalent to an excess of $75 million per year, programming all non-news, non-network day parts and acquiring syndicated programming while also creating and acting as Executive Producer a variety of locally produced and nationally syndicated television shows.  Throughout her career, Ms. Cohen has supervised staffs varying in sizes from 25-35 producers, directors, announcers and operations personnel at WMAQ & WNBC-TV to 60-85 on the syndicated television show “Hard Copy”.  Ms. Cohen is the recipient of 8 regional Emmy Awards as well as numerous other television awards.  Ms. Cohen is an active member of the Academy of Television Arts & Sciences currently serving on the Rewards Committee and previously on the Academy Foundation’s Educational and Program Services Committee.  Ms. Cohen also served for over 10 years on the Board of Trustees of Columbia College Chicago.  Ms. Cohen has had no significant reportable legal proceedings.

Robert A. Knox.  Mr. Knox will serve as the Vice President of Business Development for Anthus.  Mr. Knox was employed for 33 years with the Procter & Gamble Company of Cincinnati, Ohio until his official retirement on February 1, 2010.  Mr. Knox has held a variety of positions in ever increasing responsibility both domestically and internationally and spent 16 years outside of the United States.  Thirteen of these years abroad were spent managing Procter and Gamble's Military Sales Department in Frankfurt, Germany.  In 1994, Mr. Knox was appointed to a broader assignment and was responsible for Europe and the Far East in addition to his European responsibility.  During his international assignment, Mr. Knox worked with The Defense Commissary Agency, the Army Air Force Exchange Service, Navy Exchange Service and Defense Personnel Support Center.  He was also on the Board of Directors for the American Logistics Association and was President of the European Chapter for 4 years.

In 2000, Mr. Knox was appointed Senior Account Executive for a newly established component of P&G titled the Procter and Gamble Retail Service Organization.  After a brief assignment in Kansas City, Mr. Knox returned to Los Angeles where he was Western Regional Manager until his retirement.  Mr. Knox had personal responsibility for managing retail operations at several large and diverse businesses to include all Kroger Western Divisions, WalMart's Western Division, and Costco.  In addition, Mr. Knox managed the day to day activities of some 350 employees and worked with Procter and Gamble's Legal division and lectured on both legal and diversity training for managers in Cincinnati.

Mr. Knox brings a global perspective of consumer marketing and logistics to the organization.  He knows how to launch new ideas and products in emerging markets throughout the world.  He has recruited, hired, trained, coached, and educated large and diverse organizations both domestically and abroad based on his 33 years.  His experience with Proctor & Gamble will be key to the success of attracting large advertisers, as P&G spends more on television advertising than any other company in the world.  P&G is one of the most respected organizations in the world and has ranked in the Top 10 Most Respected Companies by Forbes for over 10 years.

Craig Shoemaker. Craig Shoemaker will serve as the Vice President of Creative Development. He is best known for his engaging, relatable standup comedy and his iconic baritone-voiced character The Lovemaster, Craig is far more than the jokes he tells on stage. He has shot multiple stand-up specials for TV (one voted  top 25 Comedy Central specials of all time), starred in two dozen films and TV shows, written two children’s books, performed for four US Presidents, has a doctorate degree and is an ordained minister. Craig most recently taped his latest hour special, Daditude, to a sold out crowd at the Webb Theatre in Orange County and wrapped a co-starring role in Should’ve Been Romeo.

Shoemaker has had his own nationally syndicated radio show, which after only ten months on the air, won the prestigious Communicator Award “Crystal” prize. Two of Craig’s stand-up comedy routines made it to the Top 10 list on XM Radio, with “Playing Army” ranking #1. His “Lovemaster” routine was voted Most Popular Comedy on XM Radio’s Big Schtick Awards.

He has shared both the big and the small screen with luminaries like Will Smith, Farrah Fawcett, Whoopi Goldberg, Steve Martin, Ed Asner and Reese Witherspoon. His comedy stylings have earned him numerous awards throughout his extensive career, including “Comedian of the Year” at ABC's American Comedy Awards. His work as a writer, actor, and producer for the PRISM network also earned Shoemaker two Emmy awards. As a producer, Craig had a big hit when he produced his first feature film, The Lovemaster, which won the 1998 Independent Film Festival in Los Angeles.

During his time at Temple University, he and two other High School friends invented and developed “on hold” advertising, then called “The Hold Company,” which grew to over 10,000 clients worldwide. Craig combined his business background and passion for comedy to become CEO/founder of “The Laughter Store,” an online retail store selling gifts that make you “grin, giggle and guffaw.” In 2003, he founded the Laughter Heals Foundation, a nonprofit group dedicated to raising awareness of the healing power of laughter. The Foundation conducts programs in hospitals and after-care facilities that initiate healing through laughter.

Currently, Craig is producing and writing a feature documentary called “Live to Laugh” along with Mark Harris (Crash, Gods & Monsters) and Dr. Michael Beckwith (The Secret, Oprah).

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation paid or awarded to, or earned by, the Company’s “named executive officers,” who consist of the Company’s principal executive officer, principal operating officer, and principal financial officer.  For fiscal year 2010, the named executive officers and their positions were:

(i)	Charles Adelman, President, Chief Executive Officer, and Director
(ii)	Douglas Ridley, Secretary, Chief Operating Officer, and Director

This compensation discussion and analysis section addresses and explains the Company’s compensation practices that were followed in fiscal year 2010, the numerical and related information contained in the summary compensation, and related tables presented below, and actions taken regarding executive compensation after the end of fiscal year 2010 that could affect a fair understanding of a named executive officer’s compensation during fiscal year 2010.

The salaries for officers of the Company from January 1, 2011 until June 30, 2011 are as follows:

Charles Adelman	$7,692
Douglas Ridley	$7,780

Historical Compensation Decisions

Prior to this offering, the Company was a privately-held company with a relatively few stockholders.  As such, the Company had not been subject to stock exchange listing or SEC rules requiring a majority of the Company’s board of directors to be independent or relating to the formation and functioning of board committees, including audit, compensation and nominating committees.  Most, if not all, of our compensation policies and determinations for the Company’s named executive officers prior to this offering, including those made for fiscal 2010, had been the product of recommendations by the Company’s Chief Executive Officer (who is also a director) to the Company’s board of directors, which after discussions with the board of directors, were generally approved by the board of directors as recommended.

Overview, Objectives, and Compensation Philosophy

During fiscal 2010, the Company’s full board of directors was responsible for determining the compensation of the named executive officers and overseeing any compensation programs.  The Company’s board of directors oversaw the compensation program for those executives to ensure consistency with the Company’s corporate goals and objectives and was responsible for designing and executing the Company’s compensation program with respect to the named executive officers.  For details on the experience and background of the Company’s directors, see “Management” Effective upon the closing of this officering, the Company will form a compensation committee that will take over those responsibilities from the Company’s board of directors for fiscal 2011 and will be in charge of those determinations and oversight.

The primary goals of the Company’s compensation program and policies are to attract, retain, and reward talented executives, ensure compensation is closely aligned with the Company’s corporate strategies and objectives and the long-term interests of the Company’s stockholders and ensure that total compensation is fair, reasonable and competitive within the Company’s industry.  The Company’s board of directors reviewed overall company and individual performance in connection with its review and determination of each named executive officer's compensation.

The Company believes that it has assembled an outstanding management team that will produce excellent results.  There has been little turnover in any of the Company’s named executive officers since their commencement of employment with the Company.  The Company believes that the Company’s growth and the retention of its senior management team demonstrate the success and effectiveness of the Company’s past compensation decisions.  The Company believes that the compensation amounts paid to named executive officers for their services until Jun 30, 2011 were fair, reasonable and in the Company and its shareholders’ best interests.

Executive Compensation

The salaries for officers of the Company from January 1, 2011 until June 30, 2011 are as follows:

Name and principal position	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonequity incentive plan comp ($)	Nonqualified deferred comp earnings ($)	All other comp ($)	Total ($)
Charles Adelman CEO, President	$7,692	0	0	0	0	0	0	$7,692
Douglas Ridley COO	$7,780	0	0	0	0	0	0	$7,780

Anticipated Officer and Director Remuneration

Although not presently offered, the Company anticipates that its officers will be provided with a group health, vision and dental insurance program. The Company does not currently anticipate providing any remuneration for director positions.

Employment Agreements

The Company has not entered into any employment agreements with the officers and key personnel.  The Company does not have any oral agreements or understandings with any officer or employee regarding base salary or other compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

The following are beneficial owners of more than five percent of the common stock of the registrant's voting securities as of October 20, 2011.

Charles Adelman	11,200,000	73%
Douglas Ridley	1,700,000	11%
Daniel Kass	1,200,000	8%

There are no option plans or other compensation plans in place at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of the transactions since  January 1, 2009 to which the Company was or is a party, in which the amount involved exceeds $120,000 or more than 1% of the Company’s average yearly asset and in which any of the Company’s directors, executive officers, holders of more than 5% of the Company’s common stock (on an as-converted basis), or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.   This description does not cover compensation arrangements with the Company’s directors and executive officers, which are described under “Management—Compensation of Directors” and “Compensation Discussion and Analysis” or compensation approved by the Company’s board of director that is earned by executive officers that are not named executive officers.

Additional Balances between Related Parties

As of June 30, 2011, there are balances due to and from three different entities.

1.           Anthem Pictures: Charles Adelman is 51% owner and President of Anthem Pictures. Anthem Pictures sub-leased part of the building located at 798 Moorpark Ave, Moorpark, CA 93021. As of June 30, 2011, Anthem Pictures owed the Company rent in the amount of $8,989. This is disclosed as Due from Related Party in the condensed Balance Sheet.

2.           Helen Jepsen:  Helen Jepsen is a shareholder of the Company. Mrs. Jepsen has loaned the Company a total of $2,974 for Company travel expenses at 6% interest, to be paid out of any bridge funding or funds out of a successful public offering.  This is disclosed as Due to Shareholder in the condensed Balance Sheet.

3.           Daniel Kass:  Daniel Kass is on the Board of Directors of the Company and owns 8% of the current outstanding shares. Mr. Kass has loaned the Company a total of $135,443 for Company operating expenses at 6% interest, to be paid out of any bridge funding or funds out of a successful public offering.   In addition, he has been granted warrants to purchase 350,000 common shares at $0.01 per share exercisable within three years. This is disclosed as Due to Shareholder in the condensed Balance Sheet.

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company. Mr. Kass and Mr. Bibbens may be considered independent directors.  No one identified herein has a family relationship.

Policy with Respect to Certain Transactions with Officers or Directors

The Company's by-laws do not prohibit a transaction or contract between the Company and one or more of its directors or officers, or between the Company and entity in which one or more Company's directors or officers, are directors or officers, or have a financial interest so long as:

(i)
The material facts as to the relationship or interest are disclosed and the board of directors in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors; or

(ii)	The contract or transaction is fair to the Company as of the time it is authorized, approved or ratified, by the board of directors or shareholders.

The Company's governing documents, including its by-laws and certificate of incorporation, do not otherwise limit or prohibit a director or officer of the Company from having a direct or indirect pecuniary interest in any investment, including a real estate investment, to be acquired or disposed of by the Company.

BENEFICIAL OWNERSHIP

The following table sets forth information regarding the beneficial ownership of the shares as of October 20, 2011, and as adjusted to reflect the sale of the Shares being offered in this offering, for:

(i)	Each person, or group of affiliated persons, known to beneficially own 5% or more of the Company’s outstanding common stock;

(ii)	Each of the Company’s directors; and

(iii)	Each of the Company’s named executive officers as a group.

The Company has determined beneficial ownership in accordance with the rules of the SEC. Under those rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any options, warrants or other rights. Shares subject to options, warrants or other rights are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated below and under applicable community property laws, the Company believes that the beneficial owners identified in this table have sole voting and investment power with respect to all shares shown below.

For the purpose of calculating the percentage of shares beneficially owned by any stockholder, this table lists applicable percentage ownership prior to the offering based on 15,445,100 shares of common stock outstanding as of September 15, 2011 and applicable percentage ownership after the offering based on 16,895,100 shares of common stock outstanding upon the completion of the offering.

Unless otherwise indicated below, the address for each named director and executive officer is c/o Adelman Enterprises, Inc., 798 Moorpark Avenue, Moorpark, CA  93021.

	Owned Before the Offering		Offered Herein	After the Offering (2)
Name & Address	Number of Shares	Percentage of Class (1)	Number of Shares	Shares Owned	Percentage of Class
Charles Adelman	11,200,000	71.5%	0	11,200,000	53.8%
President, CEO, Director
Douglas Ridley	1,700,000	10.9%	0	1,700,000	8.2%
Secretary, COO, Director
Daniel Kass	1,200,000	7.7%	0	1,550,000	7.4%
Director
Robert L. Denton	52,400	0.3%	0	52,400	0.3%
CFO
Total	14,152,400	90%	0	14,502,400	70%

 (1) Based on 15,665,100 shares of common stock outstanding.
 (2) Assumes maximum sale of all 1,200,000 Units and exercise of all associated and existing warrants for a total of  20,815,100 shares outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

As of the date of this prospectus, there are 15,665,100 shares of common stock outstanding. Of such shares, 14,452,400 are owned directly and beneficially by affiliates of the Company and are not included in the registration statement of which this prospectus is a part and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 pursuant to the General Rules and Regulations of the SEC.  In the event shares not currently salable become salable by means of registration or eligibility for sale under Rule 144 and the holders of such shares elect to sell such shares in the public market, there is likely to be a negative effect on the market price of the Company's securities.

The remaining shares of common stock outstanding after this offering will be restricted as a result of securities laws. Following the expiration of any corresponding period, all shares will be eligible for resale in compliance with Rule 144 or Rule 701.

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about the Company.  A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144, as currently in effect, the Company’s affiliates or persons selling shares on behalf of the Company’s affiliates are entitled, within any three-month period, to sell a number of shares that does not exceed the greater of:

(i)
1.0% of the number of shares of common stock then outstanding, which will equal approximately 153,853 shares based on the number of shares of common stock outstanding immediately after this offering if the maximum shares are sold; or

(ii)	The average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by the Company’s affiliates or persons selling shares on behalf of the Company’s affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 of the Securities Act, as currently in effect, permits any of the Company’s employees, officers, directors or consultants who purchased or receive shares from the Company pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144, but without compliance with certain restrictions.  Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement of Rule 144 and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice requirements of Rule 144.

Lock-up Agreements

There are no lock-up agreements in effect.

Registration Rights

For a description of registration rights with respect to our common stock, see "Description of Securities—Registration Rights."

DESCRIPTION OF SECURITIES

General

The following description of capital stock summarizes provisions of the Company’s certificate of incorporation and bylaws.  As of the date of this prospectus, the Company’s authorized capital consists of 100,000,000 shares of common stock, 15,665,100 of which is outstanding, $0.0001 par value per share, and 20,000,000 shares of undesignated and unissued preferred stock, $0.0001 par value per share.

The following description of the material provisions of the Company’s capital stock and the Company’s certificate of incorporation, bylaws and other agreements with and among the Company’s stockholders is only a summary, does not purport to be complete and is qualified by applicable law and the full provisions of the Company’s amended and restated certificate of incorporation, bylaws and other agreements.  Investors should refer to the Company’s certificate of incorporation, bylaws and related agreements included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The Company has an authorized capitalization of up to 100,000,000 shares of common stock.  The Company is registering a maximum of 1,200,000 units, consisting of one share of common stock, $0.0001 par value, of Adelman Enterprises, Inc., a Delaware corporation (the “Company”) and a two warrants to purchase two shares of common stock exercisable at 50% of the offering price, and one warrant to purchase one share of common stock exercisable at 110% of the offering price, with a three year exercise date, (the “Units”).  All costs incurred in the registration of the Shares are being borne by the Company.

Voting Rights

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders.  Holders of common stock do not have cumulative voting rights.

There are no provisions discriminating against any existing or prospective holder of common stock as a result of such holders owning a substantial amount of common stock.

Holders of common stock have no preemptive rights to purchase the Company’s common stock.  There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.  The Company may issue additional shares of common stock which could dilute its current shareholder's share value.  There are no restrictions on the alienability of the Shares.  Holders of common stock are not liable for further calls or to assessments by the Company and for liabilities of the Company imposed on its stockholders under state statutes (e.g., to laborers, servants or employees of the Company).

Dividend Rights

Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor.  The dividends are noncumulative.

The Company has not declared or paid any dividends on its common stock in the previous two fiscal years.  The Company is not subject to any restrictions or other limitations on the Company’s ability to pay dividends currently or in the future.  The Company currently intends to retain all future earnings for the operation and expansion of the Company’s business and does not anticipate paying cash dividends on the common stock in the foreseeable future.

Liquidation Rights

Upon a liquidation or dissolution of the Company, whether voluntary or involuntary, creditors, if any, with preferential liquidation rights will be paid before any distribution to holders of the Company’s common stock.  After such distribution, holders of common stock are entitled to receive a pro rata distribution per share of any excess amount.

Undesignated Preferred Stock

Under the certificate of incorporation, the board of directors has authority to issue undesignated preferred stock without stockholder approval, subject to applicable law and listing exchange standards.  The board of directors may also determine or alter for each class of preferred stock the voting powers, designations, preferences and special rights, qualifications, limitations or restrictions as permitted by law.  The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock.

Options and Warrants to Purchase Common Stock

As of September 15, 2011, the Company had issued 350,000 warrants to director Daniel Kass at an exercise price of $0.01 expiring three years from this offering.

The Company is registering a maximum of 1,200,000 units, consisting of one share of common stock, $0.0001 par value, of Adelman Enterprises, Inc., a Delaware corporation (the “Company”) and a two warrants to purchase two shares of common stock exercisable at 50% of the offering price, and one warrant to purchase one share of common stock exercisable at 110% of the offering price, with a three year exercise date, (the “Units”).  All costs incurred in the registration of the Shares are being borne by the Company.

Anti-Takeover Provisions

The Company’s certificate of incorporation and bylaws do not contain provisions that would have an effect of delaying, deferring or preventing a change in control of the Company or that would operate only with respect to an extraordinary corporate transaction involving the Company (or any of its subsidiaries), such as a merger, reorganization, tender offer, sale or transfer of substantially all of the Company’s assets, or liquidation.

Amendment to Certificate of Incorporation and Bylaws

The rights of the holders of common stock may not be modified otherwise than by a vote of a majority or more of the common stock outstanding, voting as a class.  The rights evidenced by, or amounts payable with respect to, the common stock are not and will not be materially limited or qualified by the rights of any other authorized class of securities.

Limited of Director Liability and Indemnification of Directors, Officers, and Employees

As permitted by Delaware law, provisions in the Company’s certificate of incorporation and bylaws will limit or eliminate the personal liability of the Company’s directors. Consequently, directors will not be personally liable to the Company or the Company’s stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

(i)	Any breach of the director's duty of loyalty to the Company or the Company’s stockholders;

(ii)	Any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

(iii)	Any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

(iv)	Any transaction from which the director derived an improper personal benefit.

Those limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies, such as an injunction or rescission.

The Company’s certificate of incorporation and bylaws also require the Company to indemnify the Company’s directors and officers to the fullest extent permitted by Delaware law.

Those provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty.  Those provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and the Company’s stockholders.  Furthermore, investors in the Shares may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to those indemnification provisions.  The Company believes that those provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of the Company’s directors or officers for which indemnification will be required or permitted.  The Company is not aware of any threatened litigation or action that might result in a claim for such indemnification.

No Trading Market

There is currently no established public trading market for the Company’s securities. A trading market in the securities may never develop.

Admission to Quotation on the OTC Bulletin Board

If the Company meets the qualifications, it intends to apply for listing of its securities on the OTC Bulletin Board. The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers, and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.  To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $2.50 per share other than securities registered on national securities exchanges or listed on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system.  The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.  Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock.  The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $2.50 per share or greater.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock will be Transfer Online.

Subscription Procedures

To purchase Shares in this offering, a subscriber must complete and sign the subscription agreement.  A subscriber should pay for the Shares by delivering a check for the full purchase price of the Shares payable to “Adelman Enterprises, Inc. Escrow Account.”  Subscriptions will be effective upon acceptance by the Company which reserves the right to reject any subscription in whole or in part.

Minimum Purchase Requirements

The minimum investment is $1,250.00 (500 Units).

Supplemental Sales Material

In addition to this prospectus, the Company may utilize additional sales materials in connection with the offering of the Shares, although only when accompanied by or preceded by the delivery of this prospectus.  These supplemental sales materials may include information relating to this offering, property brochures and articles and publications concerning broadcast channel development and expenses and motion capture technology.

The Company is offering Shares only by means of this prospectus.  Although the information contained in the supplemental sales materials will not conflict with any of the information contained in this prospectus, the supplemental materials do not purport to be complete and should not be considered a part of or as incorporated by reference in this prospectus or the registration statement of which this prospectus is a part.

Escrow Agent

The Company has established a non-interest bearing escrow account with Rabobank in which subscriber funds will be deposited until such time as the Company has accepted or rejected the subscription. Subscriptions will be accepted or rejected within 30 days of receipt.

The escrow agent shall hold the funds in the escrow account until:

(i)	the minimum offering amount is met in subscription acceptable to the Company in which event the escrow agent will release the funds to the Company less the escrow agent's disbursement fee; or

(ii)
The termination date is reached and the minimum subscription amount is not met in which event the escrow agent will return to each investor the amount of that investor's deposit less the escrow agent's disbursement fee.

After the minimum offering amount is met, thereafter from time to time, upon receipt of additional subscription payments and subscriber acceptance by the Company, the escrow agent will disburse the subscription funds in accordance with instructions from the Company.  The escrow agent will receive compensation for ordinary services rendered calculated in accordance with the fee schedule attached to the escrow agreement filed as exhibit with the registration statement of which this prospectus is a part.  The escrow agent will receive reasonable compensation for extraordinary services including, but not limited to, services arising from a substantial modification to the escrow agreement, litigation pertaining to the agreement or any controversy arising from the escrow agreement.  Pursuant to the agreement, the Company agrees to indemnify and hold the escrow agent harmless against any and all losses, claims, damages, liabilities and expenses that may be imposed on or incurred by the escrow agent in connection with the performance of its duties.

Sales and Resales of the Shares under State Securities Laws

The Company is required to register the Shares in each state in which the shares will be offered and sold.  States provide for registration by coordination under which the Company will file the registration statement, of which this prospectus is a part, with those states.  Although this will be a filing with those states by coordination and not by qualification or otherwise, those states may comment on suggested changes to the registration statement.  Those states, assuming suggested changes, if any, are adequately addressed, will declare the registration statement effective on the date it is declared effective by the Securities and Exchange Commission.

The National Securities Market Improvement Act of 1996 ("NSMIA") limits the authority of states to impose restrictions upon resales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act.  Following the effective date of the registration statement of which this prospectus is a part, re-sales of the Units may be made pursuant to Section 4(1) of the Securities Act.

Determination of Offering Price

There is no public market for the Company’s common stock and the price at which the Shares are being offered has been arbitrarily determined by the Company based on the Company’s belief in its internal projections, anticipated growth and market potential.  This price does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company and represents solely the opinion of management that the Company will develop all or a portion of its business plan and will develop a market value.  The Company has based its $2.50 per Unit offering price on what it views as the potential future value of the brand name and anticipated growth of the Company.

The Company considered the following factors in setting the $2.50 per Unit offering price: valuation of Company, patent portfolio, and cashflow projections.

LEGAL MATTERS

Ater Wynne LLP, Portland, Oregon, has given its opinion as attorneys-at-law regarding the validity of the issuance of the shares of common stock offered by the Company.

EXPERTS

The financial statements of Adelman Enterprises, Inc. (a development stage company) as of December 31, 2010 and for the year ending December 31, 2010, and the portion of the since inception period from January1, 2010 have been included herein in reliance upon the report of Farber Hass Hurley LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Adelman Enterprises, Inc (a development stage company) as of December 31, 2009 and for the year ended December 31, 2009 and for the period from September 13, 2006 (inception) to December 31, 2009 have been included herein in reliance upon the report of Weinberg & Company, P.A., independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

No other experts have provided an opinion on this registration statement.

None of the named experts, including, but not limited to Farber Hass Hurley LLP, or counsel for the Company, had or is to receive in connection with the offering, a substantial interest, direct or indirect, in the Company or any of the Company’s parents or subsidiaries or was connected with the Company or any of the Company’s parents or subsidiaries as a promoter, voting trustee, director, officer, or employee.

INDEMNIFICATION

The Company's certificate of incorporation includes an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders by reason of a breach of the director’s fiduciary except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Company, either through the certificate of incorporation or any other agreement, does not specifically indemnify the directors, officers, or controlling persons of the Company against liability arising under the Securities Act.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS, OR PERSONS CONTROLLING THE COMPANY  PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFOMRED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE UNENFORCEABLE.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The public may read and copy any material the Company has or will file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC.  The web address for the SEC’s Internet site is http://www.sec.gov.  The Company’s registration statement and the referenced exhibits can also be found at the web site address.

FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Auditor’s Report	F-2

Balance Sheets
December 31, 2010 and 2009	F-4

Statements of Operations
For the period from September 13, 2006 (Inception) to December 31, 2010	F-5

Statements of Sockholders’ Equity (Deficit)
For the period from September 13, 2006 (Inception) to December 31, 2010	F-6

Consolidated Statements of Cash Flows
For the period from September 13, 2006 (Inception) to December 31, 2010	F-7

Notes to Consolidated Financial Statements
For the period from September 13, 2006 (Inception) to December 31, 2010	F-8

Condensed Consolidated Balance Sheets
June 30, 2011 (Unaudited) and December 31, 2010	F-15

Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2011 and 2010 and for the period from September 13, 2006 (Inception) to June 30, 2011	F-16

Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2011 and 2010 and for the period from September 13, 2006 (Inception) to June 30, 2011	F-17

Notes to Condensed Consolidated Financial Statements
For the period from September 13, 2006 (Inception) to June 30, 2011	F-18

AUDITOR’S REPORT

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Adelman Enterprises, Inc. (formerly known as Hightower Acquisition Corporation):

We have audited the accompanying balance sheet of Adelman Enterprises, Inc. (formerly known as Hightower Acquisition Corporation), a development stage company (the "Company") as of December 31, 2010, and the related statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 2010 and the portion of the since inception period from January 1, 2010 to December 31, 2010.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adelman Enterprises, Inc. (formerly known as Hightower Acquisition Corporation) as of December 31, 2010, and the results of its operations and its cash flows for the year ended December 31, 2010 , and the portion of the since inception period from January 1, 2010 to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has not recognized any revenue since inception and has a shareholders’ deficit of $217,029. These factors raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Farber Hass Hurley, LLP
Camarillo, California
April 15, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Adelman Enterprises, Inc. (formerly known as Hightower Acquisition Corporation):

We have audited the accompanying balance sheets of Adelman Enterprises, Inc. (formerly known as Hightower Acquisition Corporation) (a development stage company) (the "Company") as of December 31, 2009 and 2008, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended and for the period from September 13, 2006 (inception) to December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Adelman Enterprises, Inc. (formerly known as Hightower Acquisition Corporation) as of December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended and from September 13, 2006 (inception) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

Weinberg & Company, P.A.
Boca Raton, Florida
April 14, 2010

ADELMAN ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
As of December 31, 2010 and 2009

	2010	2009
ASSETS
Cash	$1,507	$500
Due from related party	15,354	-
Other current assets	218	-
Total current assets	17,079	500

Property and equipment, net	4,985	-
Deposits, long-term	2,170	-

TOTAL ASSETS	$24,234	$500

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts Payable	$6,593	$-
Due To Related Party	25,000	-
Accrued Expenses	22,702	3,000

TOTAL LIABILITIES	54,295	3,000

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, par value $0.0001 per share Authorized – 20,000,000 shares, none issued and outstanding	-	-
Common stock, par value $0.0001 per share Authorized – 100,000,000 shares, Issued and outstanding – 15,080,300 and 1,000,000 respectively	1,508	100
Additional paid-in capital	185,460	2,717
Deficit accumulated during development stage	(217,029)	(5,317)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(30,061)	(2,500)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$24,234	$500

ADELMAN ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
For the Period from September 13, 2006 (Inception) to December 31, 2010

	For the year ended December 31, 2010	For the year ended December 31, 2009	For the period from September 13, 2006 (Inception) to December 31, 2010

REVENUE	$-	$-	$-

EXPENSES

Salaries and Wages	128,574	-	128,574

Rent	33,250	-	33,250

Other Expenses	64,708	2,667	70,025

Total Expenses	226,532	2,667	231,849

OTHER INCOME AND EXPENSE

Sub-lease Income	15,620	-	15,620

LOSS BEFORE INCOME TAXES	(210,912)	(2,667)	(216,229)

Income Tax Expense	800	-	800

NET LOSS	$(211,712)	$(2,667)	$(217,029)

Basic and diluted loss per share	$(0.02)	$(0.00)

Weighted average number of shares outstanding, basic and diluted	9,875,452	1,000,000

ADELMAN ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Period from September 13, 2006 (Inception) to December 31, 2010

	Common Stock Shares	Issued Amount	Additional Paid In Capital	Deficit Accumulated During Development	Total Stockholders' Equity (Deficit)
BALANCE AS OF SEPTEMBER 13, 2006 (Inception)	1,000,000	$100	$400	$-	$500
Fair Value of Organizational Expenses Contributed			535		535
Net (loss)				(535)	(535)
BALANCE AS OF DECEMBER 31, 2006	1,000,000	100	935	(535)	500
Fair Value of Organizational Expenses Contributed			115		115
Net (loss)				(115)	(115)
BALANCE AS OF DECEMBER 31, 2007	1,000,000	100	1,050	(650)	500
Net (loss)				(2,000)	(2,000)
BALANCE AS OF DECEMBER 31, 2008	1,000,000	100	1,050	(2,650)	(1,500)
Fair Value of Organizational Expenses Contributed			1,667		1,667
Net (loss)				(2,667)	(2,667)
BALANCE AS OF DECEMBER 31, 2009	1,000,000	100	2,717	(5,317)	(2,500)
Common stock issued for cash	14,826,500	1,479	163,747		165,226
Common stock issued for rent	3,800	4	18,996		19,000
Common stock redemption	(750,000)	(75)			(75)
Net (loss)				(211,712)	(211,712)
BALANCE AS OF DECEMBER 31, 2010	15,080,300	$1,508	$185,460	$(217,029)	$(30,061)

ADELMAN ENTERPRISES, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
For the Period from September 13, 2006 (Inception) to December 31, 2010

	For the year ended December 31, 2010	For the year ended December 31, 2009	For the period from September 13, 2006 (Inception) to December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss)	$(211,712)	$(2,667)	$(217,029)
Adjustment to reconcile net loss to net cash used by operating activities:

Depreciation	413	-	413

Stock issued for rent	19,000	-	19,000

Contributed organizational expenses	-	-	650

Fair value of professional fees contributed	-	1,667	1,667

Changes in operating assets and liabilities:

Due from related party	(15,354)	-	(15,354)

Other Current Assets	(218)	-	(218)

Deposits	(2,170)	-	(2,170)

Accrued Expenses	19,702	1,000	22,702

Accounts Payable	6,593	-	6,593

Net Cash Used In Operating Activities	(183,746)	-	(183,746)

CASH FLOWS FROM INVESTING ACTIVITIES-

Purchase of Property and Equipment	(5,398)	-	(5,398)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from issuance of common stock	165,226	-	165,726

Proceeds from related party note	25,000	-	25,000

Redemption of common stock	(75)	-	(75)

NET CASH PROVIDED BY FINANCING ACTIVITIES	190,151	-	190,651

INCREASE IN CASH AND CASH EQUIVALENTS	1,007	-	1,507
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	500	500	-

CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,507	$500	$1,507

Cash Paid For:

Interest	-	-	-

Income Taxes	-	-	-

ADELMAN ENTERPRISES, INC.
Notes to Consolidated Financial Statements
For the Period from September 13, 2006 (Inception) to December 31, 2010

1.	NATURE OF OPERATIONS & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Organization & Nature of Operations

Adelman Enterprises, Inc., formerly known as Hightower Acquisition Corporation (the “Company”) was incorporated under the laws of the state of Delaware on September 13, 2006.  On April 27, 2010, Hightower Acquisition Corporation filed an amendment to its certificate of incorporation to change its name to Adelman Enterprises, Inc.  On May 12, 2010 and effected a change in control under which it intends to launch a global television network as well as a motion capture technology, by taking the following actions:

1.	The Company redeemed an aggregate of 750,000 of its 1,000,000 shares of outstanding stock at a redemption price of $.0001 per share for an aggregate redemption price of $75.

2.	The Company issued 14,200,000 shares of common stock in exchange for $1,420 to the following shareholders in the following amounts:

Charles Adelman	11,200,000
Douglas Ridley	1,700,000
Daniel Kass	1,200,000
Keith Walley	100,000

3.	The shareholders of the Company and the Board of Directors unanimously ratified the change of the Company’s name to Adelman Enterprises Inc. as filed with the State of Delaware on April 27, 2010.

4.	New officers and directors were appointed and elected and the prior sole officer and director resigned.

5.	The following persons were elected to the Board of Directors of the Company:

Charles Adelman
Douglas Ridley
Daniel Kass
Keith Walley

6.	The following persons were appointed to the following offices of the Company:

Charles Adelman	President, Chief Executive Officer
Douglas Ridley	Secretary, Chief Operating Officer

7.
The Company has been selling shares of its common stock at different prices starting June 25, 2010.  From June 25, 2010 through July 28th, 2010 individuals who had helped with the initial stages of the company were offered shares of common stock at a par value of $0.0001.  The number of shares of common stock they could purchase at this price was capped out at 10,000 shares for each shareholder. Three individuals were allowed to purchase 50,000 shares of common stock at this price because of their increased involvement with the Company.  Beginning July 28th, Adelman Enterprises Inc. stopped the sale of shares of common stock at par value and began selling shares of common stock at a discounted projected market price.  Based on the number of shares of common stock and the estimated value of the Company, Adelman Enterprises Inc. set the initial price of $5.00 per common share and sold shares at a 50% discount from that price.  Four individuals used self-directed funds from their IRAs to purchase the discounted shares through various financial institutions.

ADELMAN ENTERPRISES, INC.
Notes to Consolidated Financial Statements
For the Period from September 13, 2006 (Inception) to December 31, 2010

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and the disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations.  The Company’s actual results could vary materially from management’s estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets of five years for computer equipment, and seven years for office furniture and equipment. Leasehold improvements, if any, would be amortized over the lesser of the lease term of the useful life of the improvements.

Non-Cash Equity Issuances

The Company periodically issues shares of common stock in exchange for, or in settlement of, services. Management values the shares issued in such transactions at either the then market value of its common stock, as determined by the Board of Directors and after taking into consideration factors such as the volume of shares issued or trading restrictions, or the value of the services received, whichever is more readily determinable.

Income Taxes

The company uses the asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

Fair Value of Financial Instruments

In accordance with the reporting requirements of ASC Topic 825, Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this standard and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash, accounts payable and other accrued expenses approximate their carrying amounts due to the nature and short maturity of these instruments.  The Company considers the carrying value of its financial instruments to approximate their fair value due to the short maturity of these instruments.

ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. Any such valuation adjustments are applied consistently over time.  At this time, management does not plan to adopt fair value accounting for nonfinancial assets or liabilities.

ADELMAN ENTERPRISES, INC.
Notes to Consolidated Financial Statements
For the Period from September 13, 2006 (Inception) to December 31, 2010

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents, which did not exist as of December 31, 2010.  There were no dilutive instruments outstanding during the periods ended December 30, 2010 and 2009, respectively.

Recent Pronouncements

There are no recently issued accounting standards with pending adoptions that the Company’s management currently anticipates will have any material impact upon its financial statements.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company sustained a net loss of $212,000 for the year ended December 31, 2010 and has negative working capital as of that date of $37,216. The Company's current financial resources are not considered adequate to fund its planned operations.  These conditions raise substantial doubt about its ability to continue as a going concern.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continuation as a going concern currently is dependent upon timely procuring significant external debt and/or equity financing to fund its immediate and near-term operations, and subsequently realizing operating cash flows from implementation of its business ventures, the Anthus Channel and the motion capture technology.

3.	OPERATING LEASE

On June 1, 2010, the Company entered into a short-term lease agreement on a building located at 5214 Bonsai Avenue, Moorpark, CA 93021, which is owned by Moorpark Development Company (MDC).  From June 1, 2010 to December 31, 2010 the Company issued a total of 3,800 shares of Common Stock to MDC in lieu of rent. The Company agreed to register the shares issued to MDC for resale pursuant to a registration statement.  Starting October 1, 2010 the Company began paying a monthly sum of $4,750.

Anthem Pictures, a company owned 51% by Charles Adelman, sub-leased part of the building located at 5214 Bonsai Ave, Moorpark, CA 93021. As of December 31, 2010, Anthem Pictures owed the Company rent in the amount of $5,920.

 On March 1, 2011, the Company vacated its offices on Bonsai Avenue and entered into a new short-term lease agreement on a 1,180 square foot building located at 798 Moorpark Avenue, Moorpark, CA  93021.  This building is owned by the Redevelopment Agency of the City of Moorpark (Redevelopment Agency).  The term is month to month at a lease rate of $800 for the first six months and increasing to $900 in month seven.

ADELMAN ENTERPRISES, INC.
Notes to Consolidated Financial Statements
For the Period from September 13, 2006 (Inception) to December 31, 2010

4.	PROPERTY & EQUIPMENT

Equipment purchased through the year ended December 31, 2010 totaled $5,398 and consists of computer and general office equipment. Accumulated depreciation totaled $413 as of December 31, 2010.

5.	RELATED PARTY TRANSACTIONS

As of December 31, 2010, there are balances due to and from three different entities. The relationship between the companies and explanation of the balances are as follows:

1.           Anthus, LLC: During 2010, Charles Adelman owned 100% of this company currently and subsequently on April 11, 2011 transferred his ownership of Anthus, LLC to the Company. Anthus, LLC is a development stage company developing an independent broadcast television network focused on health, wellness, positivity and philanthropy. These amounts were for basic operating expenses reflected in the Company’s Statement of Operations as of December 31, 2010 and totaled $4,271.

2.           Anthem Pictures: Charles Adelman is 51% owner and President of Anthem Pictures. Anthem Pictures sub-leased part of the building located at 5214 Bonsai Ave, Moorpark, CA 93021. As of December 31, 2010, Anthem Pictures owed the Company rent in the amount of $5,920. In November, the Company purchased furniture and equipment from Anthem Pictures in the amount of $7,500.

3.           Daniel Kass:  Daniel Kass is on the Board of Directors of the Company and owns 8% of the current outstanding shares.  Mr. Kass loaned the Company $25,000 in December of 2010 for Company operating expenses at 6% interest, to be paid out of any bridge funding or funds out of a successful public offering.

Menache Adelman

In addition to the balances listed above, on April 24, 2010, the Company executed a joint venture agreement (the “Joint Venture Agreement”) with Menache, LLC, a California limited liability company (the “Operating Agreement”) containing the governing provisions and intentions for creating a new Delaware limited liability company, Menache Adelman LLC (“Menache Adelman”).  On April 30, 2010, the Company executed an operating agreement for Menache Adelman, conditioned on money being raised for Menache Adelman by the Company and patents being transferred to Menache Adelman by Menache, LLC.

The initial members of Menache Adelman and their ownership percentages are:
Menache, LLC	60%
Adelman Enterprises, Inc.	40%

The Company received this 40% interest on the promise of delivering $3.5 million to fund Menache Adelman, of which a minimum of $350,000 is due no later than May 31, 2011.  If the Company cannot provide these funds, the 60% owner of Menache Adelman, Menache, LLC, has the right to dissolve Menache Adelman and revert the patent rights back to Menache, LLC.

The Operating Agreement provides that at all times Menache LLC must be majority owned and controlled by Alberto Menache or the voting rights for Menache LLC revert to Adelman Enterprises.  Conversely, at all times Adelman Enterprises must be majority owned and controlled by Charles Adelman or the voting rights for Adelman Enterprises revert to Menache LLC.  Mr. Adelman and Mr. Ridley have entered into an agreement that provides that if Mr. Adelman’s voting control dips below 50%, Mr. Ridley will transfer voting rights to 1.7 million shares to Mr. Adelman.

ADELMAN ENTERPRISES, INC.
Notes to Consolidated Financial Statements
For the Period from September 13, 2006 (Inception) to December 31, 2010

In April 2011, certain patents transferred from Menache LLC to Menache Adelman for a new motion capture system based upon radio frequency (“RF”) technology designed to improve the efficiency of current motion capture process technology.  This new technology covered by the transferred patents includes creation of computer generated characters by capturing the movements of actors and putting them into the computer; real-time camera tracking for film and television productions; camera telemetry and data encoding standards; on-location motion capture for film, television and gaming production; and on-location sports analysis.

The Company committed to funding operations for Menache Adelman for the first year in the amount of $3,500,000.  The use of these funds will be to complete the commercialization of the technology as well as to facilitate deployment of the technology for licensing to productions and other industries.  The Company originally committed to initial funding of at least $350,000 to Menache Adelman no later than October 24, 2010.  If this deadline was not met, Menache LLC had the right to effect the liquidation of Menache Adelman with the ownership of the patents reverting back to Menache LLC.  Net profits would be allocated among members in proportion to ownership interests disclosed above.  No new members can be admitted without written consent of both Menache LLC and the Company.

Subsequent to this agreement, on October 20, 2010, Menache LLC and the Company executed a First Amendment to the Joint Venture Agreement and to the Menache Adelman Operating Agreement granting a 30 day extension on the funding of Menache Adelman.  The agreements were amended to provide a new deadline of November 24, 2010.

Subsequent to those amendments, on November 24, 2010, a new timeline was set in place:  funding by the Company of at least $350,000 must be received three (3) weeks following the date upon the initial public offering of shares of the Company is declared effective, but in no event later than May 31, 2011.

The Board of Managers of Menache Adelman will consist of no more than seven and no fewer than three.  The initial managers and their respective votes will be:
Alberto Menache:	3 votes
Daniel Striepeke:	1 vote
Randy Smith:	1 vote
Charles Adelman:	1 vote
Douglas Ridley:	1 vote

The Operating Agreement provides that vacancies of the positions held by Charles Adelman or Douglas Ridley will be filled by a person designated by the Company.  Vacancies in the other positions shall be filled by a person designated by Menache LLC.

The Operating Agreement further provides that:

1.
If Charles Adelman ceases to be the majority owner of the Company, then all voting rights held by it will transfer to Alberto Menache or his designee, provided that such designee is an entity controlled by  Mr. Menache; and

2.
If Mr. Menache ceases to be the majority owner of Menache LLC, then all voting rights held by it will transfer to Mr. Adelman or his designee, provided that such designee is an entity controlled by Mr. Adelman.

ADELMAN ENTERPRISES, INC.
Notes to Consolidated Financial Statements
For the Period from September 13, 2006 (Inception) to December 31, 2010

In order to ensure the voting control of Mr. Adelman, his fellow director, Douglas Ridley, has entered into an agreement with Mr. Adelman on April 5, 2011 that if Mr. Adelman’s voting control of the company falls below 50%, Mr. Ridley will transfer his voting interest to Mr. Adelman until such time as Mr. Adelman regains his majority voting control absent this grant.

Menache LLC is controlled and owned by Alberto Menache.   Alberto Menache created and developed the patents that are at the heart of Menache Adelman.  Menache founded an early motion capture company that developed software for motion capture animation.  The software continues to be used in the motion capture industry today.  Menache is the author of “Understanding Motion Capture for Computer Animation and Video Games,” a technical analysis of the art and practice of modern character animation using motion capture.  Menache was a Digital Effects Supervisor at Sony Pictures Imageworks.  He was a contributor to many of the company’s visual effects productions, including such blockbuster films as “Spiderman,” “The Polar Express,” and “Superman Returns.”  In addition to having responsibility for digital effects and motion capture efforts, Menache was involved in the implementation of muscular deformation and facial animation systems.  Menache holds a bachelor's degree in Mechanical Engineering from the National University of Mexico and a Master's Degree in Mathematics and Computer Science from the University of Miami.

6.	INCOME TAXES

Income tax expense for the year ended December 31, 2010 consists of a minimum annual tax of $800 payable to the state of California.

As of December 31, 2010, the Company had a net operating loss carryforward of approximately $217,000, which would result in a deferred tax asset of $86,431.  Since the Company has not yet started to generate income, this amount is not currently expected to be realized, and accordingly, the company has fully offset this deferred tax asset with a valuation allowance of $86,431.  As of December 31, 2009, the deferred tax asset related to the net operating loss carryforward of $5,317 was approximately $1,808 and was also fully reserved.

Unused net operating loss carryforwards will begin to expire in 2026.

The company has not and does not expect to report any uncertain tax positions in tax returns filed since their inception in 2006.
7.	SUBSEQUENT EVENTS

Subsequent to December 31, 2010, on March 1, 2011, the Company entered into a new lease agreement for office space at 798 Moorpark Avenue, Moorpark, CA  93021, with the Redevelopment Agency of the City of Moorpark. The lease is month to month.  For the first six months, the rent is $800 per month.  Starting on month seven, the rent increases to $900 per month.

Also, subsequent to the end of fiscal year 2010, Dan Kass loaned additional funds to the Company for operating expenses.  The Company intends to execute a promissory note for Mr. Kass in the amount of $175,000, comprising all money Mr. Kass has loaned the company as of the date of this filing.  The terms of the note are contemplated to include 6% interest, all payable out of a significant bridge funding or successful public offering.  The terms also provide that Mr. Kass will receive warrants to purchase 87,500 shares of the Company’s common stock at a price of $0.01 per share in consideration of his loans to the Company.

ADELMAN ENTERPRISES, INC.
Notes to Consolidated Financial Statements
For the Period from September 13, 2006 (Inception) to December 31, 2010

The acquisition by the Company of Anthus, LLC occurred on April 11, 2011.  Anthus was wholly owned by Charles Adelman, and in April, 2011, ownership of Anthus was transferred to the Company. Anthus is a development-stage company incorporated in Delaware in June 2009 by Charles Adelman, president of Anthus and President/CEO of the Company. Anthus is developing the Anthus Channel, a 24/7 global broadcast television network focused on health, wellness, positivity and philanthropy. The basis of the network will be an advanced online social networking system that will create a bridge for advertisers to their target audience, providing a link between broadcast, mobile and web.

ADELMAN ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2011 (UNAUDITED) AND DECEMBER 31, 2010

	June 30, 2011	December 31, 2010
ASSETS

Cash	$97	$1,507

Accounts Receivable	5,000	-

Due from related party	17,893	15,354

Other Current Assets	20,026	218

Total current assets	43,016	17,079

Property and Equipment, net	4,532	4,985

Intangible Assets, net	10,240	-

Deposits, long-term	490	2,170

TOTAL ASSETS	$58,278	$24,234

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts Payable	$78,012	$6,593

Due To Related Party	141,002	25,000

Accrued Expenses	64,774	22,702

TOTAL LIABILITIES	283,788	54,295

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock, par value $0.0001 per share Authorized – 20,000,000 shares, none issued and outstanding		-

Common stock, par value $0.0001 per share Authorized – 100,000,000 shares, Issued and outstanding – 15,085,300	1,508	1,508

Additional paid-in capital	193,393	185,460

Deficit accumulated during development stage	(420,411)	(217,029)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(225,510)	(30,061)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$58,278	$24,234

ADELMAN ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2011 AND 2010
AND FOR THE PERIOD FROM SEPTEMBER 13, 2006 (INCEPTION) TO JUNE 30, 2011
(UNAUDITED)

	For the Three Months Ended June 30, 2011	For the Three Months Ended June 30, 2010	For the Six Months Ended June 30, 2011	For the Six Months Ended June 30, 2010	For the period from September 13, 2006 (Inception) to June 30, 2011

REVENUE	$5,000	$-	$5,000	$-	$5,000

EXPENSES

Salaries and Wages	11,899	-	76,040	-	204,614

Rent	1,524	4,750	6,264	4,750	39,514

Legal and Professional Fees	34,777	698	65,852	698	80,418

Other Expenses	31,596	16,256	60,662	16,256	116,121

Total Expenses	79,796	21,704	208,818	21,704	440,667

OTHER INCOME AND EXPENSE

Sub-lease Income	-	-	436	-	16,056

LOSS BEFORE INCOME TAXES	$(74,796)	$(21,704)	$(203,382)	$(21,704)	$(419,611)

Income Tax Expense	-	-	-	-	800

NET LOSS	(74,796)	(21,704)	(203,382)	(21,704)	(420,411)

Basic and diluted loss per share	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Weighted average number of shares outstanding, basic and diluted	15,085,300	8,234,009	15,083,946	4,642,015

ADELMAN ENTERPRISES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010
AND FOR THE PERIOD FROM SEPTEMBER 13, 2006 (INCEPTION) TO JUNE 30, 2011
(UNAUDITED)

	For the Six Months Ended June 30, 2011	For the Six Months Ended June 30, 2010	For the period from September 13, 2006 (Inception) to June 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:

Net (Loss)	$(203,382)	$(21,704)	$(420,411)

Adjustment to reconcile net loss to net cash used by operating activities:

Depreciation	951	-	1,364

Amortization	2,260	-	2,260

Stock issued for rent	-	-	19,000

Contributed organizational expenses	-	-	650

Fair value of professional fees	-	-	1,667

Changes in operating assets and liabilities:

Accounts Receivable	(5,000)	-	(5,000)

Due from related party	(2,539)	(3,133)	(17,893)

Other Current Assets	(19,808)	(200)	(20,026)

Deposits	1,680	21,000	(490)

Accounts Payable	71,419	-	78,012

Accrued Expenses	42,072	3,358	64,774

NET CASH USED IN OPERATING ACTIVITIES	(112,347)	(679)	(296,093)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchase of Property and Equipment	(498)	(600)	(5,896)

Acquisition of Anthus, LLC	(4,567)	-	(4,567)

NET CASH USED IN INVESTING ACTIVITIES	(5,065)	(600)	(10,463)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from issuance of common stock	-	1,290	165,726

Redemption of common stock	-	(75)	(75)

Proceeds from related party note	116,002	-	141,002
NET CASH PROVIDED BY FINANCING ACTIVITIES	116,002	1,215	306,653

INCREASE IN CASH AND CASH EQUIVALENTS	(1,410)	(64)	97
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	1,507	500	-
CASH AND CASH EQUIVALENTS - END OF PERIOD	$97	$436	$97

NON-CASH INVESTING AND FINANCING ACTIVITIES

Common stock issued for license agreement	$12,500	$-	$12,500

Cash Paid For:

Interest	-	-	-

Income Taxes	-	-	-

ADELMAN ENTERPRISES, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2011
(UNAUDITED)

1.           NATURE OF OPERATIONS & SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

Organization & Nature of Operations

Adelman Enterprises, Inc., formerly known as Hightower Acquisition Corporation (the “Company”) was incorporated under the laws of the state of Delaware on September 13, 2006.  On April 27, 2010, Hightower Acquisition Corporation filed an amendment to its certificate of incorporation to change its name to Adelman Enterprises, Inc.  On May 12, 2010 the current shareholders effected a change in control under which they intend to launch a global television network (the Anthus Channel) as well as motion capture technology.

The Company has been selling shares of its common stock at different prices starting June 25, 2010.  From June 25, 2010 through July 28, 2010 individuals who had helped with the initial stages of the company were offered shares of common stock at a par value of $0.0001.  In most cases, the number of shares of common stock they could purchase at this price was capped out at 10,000 shares for each shareholder. Three individuals were allowed to purchase 50,000 shares of common stock at this price because of their increased involvement with the Company.

Consolidation

Effective April 11, 2011, the Company completed its acquisition of Anthus, LLC (“Anthus”), a wholly-owned business of the Company’s CEO, Charles Adelman. The consolidated financial statements include the accounts of the Company and Anthus (from April 11, 2011 through June 30, 2011). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and the disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations.  The Company’s actual results could vary materially from management’s estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets of three to five years for computer equipment, and three to seven years for office furniture and equipment. Leasehold improvements, if any, would be amortized over the lesser of the lease term of the useful life of the improvements.

Non-Cash Equity Issuances

The Company periodically issues shares of common stock in exchange for, or in settlement of, services. Management values the shares issued in such transactions at either the then market value of its common stock, as determined by the Board of Directors and after taking into consideration factors such as the volume of shares issued or trading restrictions, or the value of the services received, whichever is more readily determinable.

Revenue Recognition

The company recognizes revenue from the rendering of video production, editing and graphic design as the services are performed.

Income Taxes

The company uses the asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

Fair Value of Financial Instruments

In accordance with the reporting requirements of ASC Topic 825, Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this standard and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash, accounts payable and other accrued expenses approximate their carrying amounts due to the nature and short maturity of these instruments.  The Company considers the carrying value of its financial instruments to approximate their fair value due to the short maturity of these instruments.

ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and requires certain disclosures about fair value measurements. In general, fair values of financial instruments are based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. Any such valuation adjustments are applied consistently over time.  At this time, management does not plan to adopt fair value accounting for nonfinancial assets or liabilities.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period.

Recent Pronouncements

There are no recently issued accounting standards with pending adoptions that the Company’s management currently anticipates will have any material impact upon its financial statements.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company sustained a net loss of $200,486 for the 6 months ended June 30, 2011. The Company's current financial resources are not considered adequate to fund its planned operations.  These conditions raise substantial doubt about its ability to continue as a going concern.  The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company's continuation as a going concern currently is dependent upon timely procuring significant external debt and/or equity financing to fund its immediate and near-term operations, and subsequently realizing operating cash flows from implementation of its business ventures, the Anthus Channel and the motion capture technology.

2.           ACQUISITION OF ANTHUS, LLC

The acquisition by the Company of Anthus, LLC occurred on April 11, 2011.  Anthus was wholly owned by Charles Adelman, and in April, 2011, ownership of Anthus was transferred to the Company. Anthus is a development-stage company incorporated in Delaware in June 2009 by Charles Adelman, president of Anthus and President/CEO of the Company. Anthus is developing the Anthus Channel, a 24/7 global broadcast television network focused on health, wellness, positivity and philanthropy. The basis of the network will be an advanced online social networking system that will create a bridge for advertisers to their target audience, providing a link between broadcast, mobile and web. Anthus had limited operations through the acquisition date. As a result, Anthus was transferred to the company for no consideration. As a result of the acquisition, the Company assumed liabilities of Anthus which totaled $4,567.

3.           RELATED PARTY TRANSACTIONS

As of June 30, 2011, there are balances due to and from three different entities.

Anthem Pictures: Charles Adelman is 51% owner and President of Anthem Pictures. Anthem Pictures sub-leased part of the building located at 5214 Bonsai Ave, Moorpark, CA 93021. As of June 30, 2011, Anthem Pictures owed the Company rent in the amount of $8,989.

Daniel Kass:  Daniel Kass is on the Board of Directors of the Company and owns 8% of the current outstanding shares. Mr. Kass has loaned the Company a total of $135,443 for Company operating expenses at 6% interest, to be paid out of any bridge funding or funds out of a successful public offering.  This is disclosed as Due to Shareholder in the condensed Balance Sheet.

Helen Jepsen:  Helen Jepsen is a shareholder of the Company. Mrs. Jepsen has loaned the Company a total of $2,974 for Company travel expenses at 6% interest, to be paid out of any bridge funding or funds out of a successful public offering.  This is disclosed as Due to Shareholder in the condensed Balance Sheet.

Menache Adelman

In addition to the balances listed above, on April 24, 2010, the Company executed a joint venture agreement (the “Joint Venture Agreement”) with Menache, LLC, a California limited liability company (the “Operating Agreement”) containing the governing provisions and intentions for creating a new Delaware limited liability company, Menache Adelman LLC (“Menache Adelman”).  On April 30, 2010, the Company entered into an operating agreement with Menache Adelman, conditioned on money being raised for Menache Adelman by the Company and certain patents being transferred to Menache Adelman by Menache, LLC.

The initial members of Menache Adelman and their ownership percentages are:
Menache, LLC	60%
Adelman Enterprises, Inc.	40%

Pursuant to the terms of the original agreement between the parties, the Company received this 40% interest on the promise of delivering $3.5 million to fund Menache Adelman, of which a minimum of $350,000 is due no later than October 31, 2011.  If the Company does not provide these funds, the 60% owner of Menache Adelman, Menache, LLC, has the right to dissolve Menache Adelman and revert the patent rights back to Menache, LLC.  The agreement between the companies has been amended a number of times, as set forth below.  As of June 30, 2011, the Company has not remitted any funds to Menache Adelman.

The Company committed to funding operations for Menache Adelman for the first year of operations in the amount of $3,500,000.  The use of these funds will be to complete the commercialization of Menache-Adelman’s new motion capture system technology as well as to facilitate deployment of the technology for licensing to productions and other industries.  The Company originally committed to initial funding of at least $350,000 to Menache Adelman no later than October 24, 2010.  If this deadline was not met, Menache LLC had the right to effect the liquidation of Menache Adelman with the ownership of the patents reverting back to Menache LLC.  Net profits would be allocated among members in proportion to ownership interests disclosed above.  No new members can be admitted without written consent of both Menache LLC and the Company.

On October 20, 2010, Menache LLC and the Company executed a First Amendment to the Joint Venture Agreement and to the Menache Adelman Operating Agreement granting a 30 day extension on the funding of Menache Adelman.  The agreements were amended to provide a new deadline of November 24, 2010.

On November 24, 2010, a new timeline was set in place:  funding by the Company of at least $350,000 must be received three (3) weeks following the date upon the initial public offering of shares of the Company is declared effective, but in no event later than May 31, 2011.

The Joint Venture Agreement and the Menache Adelman Operating Agreement were further amended as of March 30, 2011.  Pursuant to the third amendment to each such agreement, in consideration for the issuance of 100,000 shares of Company stock to Menache LLC, the funding deadline with respect to the $350,000 was further extended to October 31, 2011.  In addition, pursuant to the amendment, the Company is obligated to pay $66,667 to Alberto Menache for consulting services.  All payments must be made by remitting one-third of each dollar received by the Company or any subsidiary of the Company that is in excess of minimum amounts necessary to the Company’s monthly expenses, or $6,000 per month.

Finally, beginning August 20, 2011, the Company is also required to make capital contributions to Menache Adelman in addition to the $3,500,000, at least equal to the amounts necessary to pay all costs set forth in the budget adopted by Menache Adelman’s Board of Managers.   The Board of Managers has adopted a budget as of March 30, 2011, that would require capital contributions by the Company of $3,518,000 over a twelve-month period.  The Board of Managers may amend such budget at any time.

The Operating Agreement provides that at all times Menache LLC must be majority owned and controlled by Alberto Menache or the voting rights for Menache LLC revert to Adelman Enterprises.  Conversely, at all times Adelman Enterprises must be majority owned and controlled by Charles Adelman or the voting rights for Adelman Enterprises revert to Menache LLC.  Charles Adelman, the Company’s President, and Douglas Ridley, the Company’s Chief Operating Officer, have entered into an agreement that provides that if Mr. Adelman’s voting control dips below 50%, Mr. Ridley will transfer voting rights to 1.7 million shares to Mr. Adelman.

In April 2011, certain patents transferred from Menache LLC to Menache Adelman for a new motion capture system based upon radio frequency (“RF”) technology designed to improve the efficiency of current motion capture process technology.  This new technology covered by the transferred patents includes creation of computer generated characters by capturing the movements of actors and putting them into the computer; real-time camera tracking for film and television productions; camera telemetry and data encoding standards; on-location motion capture for film, television and gaming production; and on-location sports analysis.

The Board of Managers of Menache Adelman will consist of no more than seven and no fewer than three.  The initial managers and their respective votes will be:
Alberto Menache:	3 votes
Daniel Striepeke:	1 vote
Randy Smith:	1 vote
Charles Adelman:	1 vote
Douglas Ridley:	1 vote

The Operating Agreement provides that vacancies of the positions held by Charles Adelman or Douglas Ridley will be filled by a person designated by the Company.  Vacancies in the other positions shall be filled by a person designated by Menache LLC.

4.           COMMITMENTS & CONTINGENCIES

Operating Lease
On June 1, 2010, the Company entered into a short-term lease agreement on a building located at 5214 Bonsai Avenue, Moorpark, CA 93021, which is owned by Moorpark Development Company (MDC).  From June 1, 2010 to December 31, 2010 the Company issued a total of 3,800 shares of Common Stock to MDC in lieu of rent. The Company agreed to register the shares issued to MDC for resale pursuant to a registration statement.  Starting October 1, 2010 the Company began paying a monthly sum of $4,750.

Anthem Pictures, a company owned 51% by Charles Adelman, sub-leased a portion of the Company’s offices. As of June 30, 2011, Anthem Pictures owed the Company rent in the amount of $8,989.

On March 1, 2011, the Company vacated its offices on Bonsai Avenue and entered into a new short-term lease agreement on a 1,180 square foot building located at 798 Moorpark Avenue, Moorpark, CA  93021. This building is owned by the Redevelopment Agency of the City of Moorpark (Redevelopment Agency).  The term is month to month at a lease rate of $800 for the first six months and increasing to $900 in month seven.

Menache Adelman

The Company is committed to funding the operations of Menache Adelman in the amount of $3,500,000. Menache Adelman may require additional capital contribution in unlimited amounts at any time. In addition, the Company is required to pay $66,667 to Alberto Menache, a member of the Board of Managers of Menache Adelman, for future consulting services.

5.           INCOME TAXES

As of June 30, 2011, the Company had a net operating loss carryforward of approximately $408,515, which would result in a deferred tax asset of $162,712.  Since the Company has not yet started to generate income, this amount is not currently expected to be realized, and accordingly, the company has fully offset this deferred tax asset with a valuation allowance of $162,712.

Unused net operating loss carryforwards will begin to expire in 2026.

The company has not and does not expect to report any uncertain tax positions in tax returns filed since their inception in 2006.

6.           SUBSEQUENT EVENTS

Subsequent to June 30, 2011, the Company issued 100,000 shares to Menache LLC in consideration for extension of the Menache Adelman funding deadline, as set forth above.

On July 22, 2011, the Company issued 5,000 shares each to Stuart Gillard and Maury Hayahida as they both joined the Board of Advisors.

The Company also issued 20,000 shares on July 22, 2011 in trade for music licensing to Ryan Farish. The total value of music that was licensed is $50,000.

There were 225,000 shares issued to the Company’s attorneys, AW Investments on July 22, 2011 in exchange for deferring payment of legal fees.

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration fees: $0
State filing fees: $
Edgarizing fees: $3,000
Transfer agent fees: $1,000
Trustee fees: $
Accounting fees: $15,000
Legal fees: $75,000
Engineering fees: $

Costs of printing and engraving: $
Federal taxes: $
State taxes: $
Premiums paid by the Company on any policy obtained in connection with the offering which insures or indemnifies directors or officers against any liabilities they may incur in connection with the registration, offering, or sale of the Shares: $

The expenses disclosed in this Item 13 are estimates and are subject to future contingencies.

Item 14. Indemnification of Directors and Officers

The Company’s articles of incorporation includes an indemnification provision that provides that a director shall not be liable to the Company or any shareholder for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

As of September 1, 2011, the Company had 15,345,100 shares of common stock issued and outstanding held by 59 shareholders of record.  All such shares were sold pursuant to exemptions from registration under the Securities Act of 1933, for prices ranging from $0.0001 to $2.50 per share.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

3.1* Certificate of Incorporation previously with Company's Form 10
3.2* By-laws previously with Company's Form 10
5.0+ Opinion of Counsel on legality of securities being registered

10.1 Menache Adelman LLC Operating Agreement
10.2 Subscription Agreement
23.1 Consent of Accountants
23.2 Consent of Accountants
23.3+ Consent of Attorney (as part of Exhibit 5.0)

* Previously filed
+ To be filed

Item 17. Undertakings

Undertaking Pursuant to Rule 415 under the Securities Act of 1933

The undersigned registrant hereby undertakes:

(1). To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2). That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3). To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4). That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to this offering, other than registration statements relying on Rule 403B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5). That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registration’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, and the terms of any subsequent reoffering thereof.  If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on November 2, 2011.

Date: November 2, 2011	/s/ Charles Adelman
Title: President/Chief Executive Officer/Director

Date: November 2, 2011	/s/ Robert Denton
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Charles Adelman	Director	November 2, 2011
/s/ Douglas Ridley	Director	November 2, 2011
/s/ Daniel Kass	Director	November 2, 2011
/s/ Keith Walley	Director	November 2, 2011
/s/ Lynwood Bibbens	Director	November 2, 2011